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From the Independent Members of Tesla’s Board of Directors

Dear Fellow Tesla Stockholders,

We continue to have great optimism for Tesla’s future as we implement our mission of accelerating the world’s transition to sustainable energy — a mission that is both critical to our planet and has the potential to create significant value for Tesla stockholders. To keep Tesla moving forward on this path, Elon and the rest of the team must have the right incentives in place to lead us there.

When we went public in 2010, we were a relatively small company with only one product — the Tesla Roadster, a high-priced and low-volume electric sports car. Since that time, we have developed a range of sustainable energy products, including electric vehicles that are not only the world’s highest-performing cars, but also the safest and among the top-selling in their categories. We have also grown our annual revenue by about 100x and our market capitalization by almost 35x, from about $1.6 billion to over $55 billion. We are proud of what the company has achieved and the significant value that has been created for all of our stockholders. But there is much more to be done.

As you know, we are more than a car company. We are the world’s first vertically integrated sustainable energy company, with a wide variety of products, from generation to storage to consumption. As we described in Master Plan, Part Deux, the next phase of our development involves a number of exciting plans that will further accelerate the inevitable shift toward a sustainable energy future. These include expanding solar energy generation through Solar Roof and other solar products and seamlessly integrating them with battery storage, building out our vehicle product line to cover all major forms of terrestrial transport, continuing to advance autonomous technology to create a fully-self driving future, and enabling sharing so that your car can make money for you when you are not using it.

As Tesla continues to grow, we have created a new 10-year performance award for Elon that incentivizes him to not only continue to lead Tesla over the long-term, but to help the company achieve these great goals. You will find more details about the proposed award in the following pages, but the basic premise is simple — Elon’s compensation will be 100% aligned with the interests of our stockholders.

Elon will receive no guaranteed compensation of any kind — no salary, no cash bonuses, and no equity that vests by the passage of time. Instead, Elon’s only compensation will be a 100% at-risk performance award, which ensures that he will be compensated only if Tesla and all of our stockholders do extraordinarily well. The award consists of stock options that vest only if Tesla achieves specific milestones, which if fully achieved would make Tesla one of the most valuable companies in the world with a market capitalization of at least $650 billion — more than 10x today’s value.

In crafting this award, we were mindful of Elon’s existing stock ownership levels and the strong belief that the best outcome for our stockholders is for Elon to continue leading the company over the long-term. We created the award after more than six months of careful analysis with a leading independent compensation consultant as well as discussions with Elon, who along with Kimbal otherwise recused themselves from the Board process.

Importantly, we modeled this performance award on the prior performance award that Elon received in 2012. We believe his prior award was instrumental in helping Tesla achieve the objectives laid out in the original Tesla Master Plan and the tremendous stockholder value that was created as a result. In just the five years after that award was put in place, our market capitalization has increased 17x. By linking Elon’s compensation entirely to Tesla’s performance so that he does not receive any compensation unless all our stockholders benefit from significant value creation, the new performance award will similarly ensure that Elon and the team are totally aligned with stockholder interests going forward.

We believe Tesla has a unique opportunity to continue delivering stockholder value. Our aspirations may appear ambitious to some, and impossible to others, and that is by design. We like setting challenging, hard-to-achieve goals for ourselves, and then focusing our efforts to make them happen. This is why we based this new award on stretch goals and why we gave Elon the ability to share in the upside in a way that is commensurate with the difficulty of achieving them.

If you are a stockholder of record or beneficial owner of Tesla as of the Record Date, which is currently expected to be February 7, 2018, you will be entitled to vote your shares. Elon and Kimbal will recuse themselves from the vote, which means that other Tesla stockholders such as you will determine its outcome and the future course of Tesla.

We recommend that you vote “FOR” the proposed CEO Performance Award.

Sincerely,

Antonio J. Gracias (Lead Independent Director)

Ira Ehrenpreis (Chair of the Compensation Committee of the Board of Directors)

Brad W. Buss

Robyn M. Denholm

Linda Johnson Rice

James Murdoch

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON     , 2018

Dear Tesla Stockholders:

We would like to notify you of a special meeting of stockholders, which will be held at the Tesla Training Center facility, located at 45201 Fremont Boulevard, Fremont, California 94538 on     , 2018 at     , Pacific time (the “Special Meeting”). The only item on the agenda of the Special Meeting will be to consider and vote on a proposal to approve the grant of a stock option award (the “CEO Performance Award”) to Elon Musk, Tesla’s Chief Executive Officer and Chairman, as described in more detail in this proxy statement.

On January 21, 2018, the Board of Directors of Tesla (the “Board”), with Elon Musk and Kimbal Musk recusing themselves, (1) determined that the grant of the CEO Performance Award is fair to, advisable and in the best interests of Tesla and its stockholders, (2) approved the grant of the CEO Performance Award, and (3) resolved to recommend that Tesla stockholders vote for the approval of the CEO Performance Award.

The Board recommends that Tesla stockholders vote “FOR” the CEO Performance Award.

Tesla will transact no other business at the Special Meeting except such business as may properly be brought before the Special Meeting or any adjournment or postponement thereof. Please note that Elon will recuse himself from attending any forum at which decisions regarding the CEO Performance Award are made, at both the Board and stockholder levels. Accordingly, Elon will not be present at the Special Meeting, nor will there be a Tesla presentation or questions and answers session as in past meetings of stockholders.

Approval of the CEO Performance Award requires (1) the affirmative vote of the holders of a majority of the total votes of shares of Tesla common stock cast in person or by proxy at the Special Meeting, pursuant to the rules of The Nasdaq Stock Market LLC (the “NASDAQ Stock Market Rules”), (2) the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, pursuant to Tesla’s amended and restated bylaws, and (3) the affirmative vote of the holders of a majority of the total votes of shares of Tesla common stock not owned, directly or indirectly, by Elon Musk or Kimbal Musk, cast in person or by proxy at the Special Meeting, pursuant to the resolutions of the Board approving the CEO Performance Award.

All stockholders as of the close of business on February 7, 2018 may attend the Special Meeting in person, although this date may change due to various circumstances. If you intend to attend the Special Meeting in person, please read this proxy statement carefully to ensure that you have proper evidence of stock ownership as of February 7, 2018, as we will not be able to accommodate guests without such evidence at the Special Meeting.

Your vote is very important. Whether or not you plan to attend the Special Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Special Meeting and Procedural Matters” and the instructions on your proxy card or the voting instruction card you receive from your broker, bank or other intermediary. Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

If you have any questions concerning the CEO Performance Award or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Tesla common stock, please contact Tesla’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Stockholders Call Toll Free: (877) 456-3463

International Callers: +1 (412) 232-3651

Thank you for your ongoing support of Tesla.

The Board of Directors of Tesla, Inc.

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

    , 2018

i

TESLA, INC.

3500 Deer Creek Road

Palo Alto, California 94304

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON     , 2018

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this proxy statement that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act, and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to possible future market prices, market capitalization levels for Tesla common stock and Tesla’s results of operations, wherever they occur in this proxy statement, are necessarily estimates reflecting the best judgment of the management of Tesla and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth in Tesla’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017.

Tesla undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. In the event that Tesla does update any forward-looking statement, no inference should be made that Tesla will make additional updates with respect to that statement, related matters or any other forward-looking statements.

CEO PERFORMANCE AWARD PROPOSAL

Executive Summary

Since its IPO in 2010, Tesla has gone from having just a tiny number of cars on the road to about 300,000, it has grown revenue about 100x, and it has created significant value for its stockholders, with its market capitalization having increased almost 35x. Most importantly, Tesla is a mission-driven company, devoted to accelerating the world’s transition to sustainable energy, and it has made important strides towards this goal. However, Tesla’s Board of Directors (the “Board”) believes that there is much more to be done.

As Tesla embarks on the next phase of its development, it is no longer just a small automobile manufacturer. It is now the world’s only vertically integrated sustainable energy company, with products ranging from generation to storage to consumption, and the Board believes that it is on a path that, with proper execution, could result in Tesla becoming one of the most valuable companies in the world.

With that goal in mind, the Board is asking Tesla’s stockholders to approve a 10-year performance award for Mr. Musk that will incentivize his continued leadership of Tesla over the long-term. This award is fully aligned with Tesla’s long-term ambitions and the interests of its stockholders.

In 2012, Tesla’s Board approved a performance stock option award for Mr. Musk that required Tesla to grow its market capitalization in $4 billion increments from what was then less than a $4 billion company to a company that is now worth more than $55 billion, and to concurrently execute 10 key operational goals. Although these milestones were viewed at the time as very difficult to achieve, by last year, all of the market capitalization milestones had been achieved, and all but one of the operational milestones have now been achieved as well.

Early in 2017, with the 2012 Performance Award heading to substantial completion, the independent members of the Board began preliminary discussions about how to continue to incentivize Mr. Musk to lead Tesla through the next phase of its development. Through more than six months of work and with the help of a third-party compensation consultant, the CEO Performance Award was developed.

Under the CEO Performance Award, which is attached as Appendix A, Mr. Musk will receive no salary, no cash bonuses, and no equity that vests simply by the passage of time. Instead, his only compensation will be a 100% at-risk performance award, consisting exclusively of stock options with tranches that vest only if one market capitalization milestone and one operational milestone are both achieved. For the first tranche, Tesla’s current market capitalization has to increase to $100 billion and the Company must meet an additional operational milestone. For each subsequent tranche, Tesla must increase its market capitalization in additional $50 billion increments—up to a total of $650 billion—and achieve another previously unmet operational milestone at each level. The award consists of a 10-year grant of stock options with 12 potential vesting tranches, and is designed to help ensure that Tesla is executing well on both a top-line and bottom-line basis. For each tranche that is achieved, Mr. Musk will vest in a number of stock options that corresponds to approximately 1% of Tesla’s current total outstanding shares.

Mr. Musk must also remain as Tesla’s CEO or serve as both Executive Chairman and Chief Product Officer, in each case with all leadership ultimately reporting to him, at the time each milestone is met in order for the corresponding tranche to vest. This ensures Mr. Musk’s active leadership of Tesla over the long-term while also providing the flexibility to bring in another CEO who would report to Mr. Musk at some point in the future. Although there is no current intention for this to happen, it provides flexibility as Tesla continues to grow to potentially allow Mr. Musk to focus more of his attention on the kinds of key product and strategic matters that most impact Tesla’s long-term growth and profitability.

The Board’s primary objective in designing the CEO Performance Award is to help Tesla grow and achieve its mission, which would facilitate the creation of significant stockholder value. There are three main reasons why the Board recommends that stockholders approve the award. The CEO Performance Award:

1.	Strengthens Mr. Musk’s incentives and further aligns his interests with those of Tesla’s other stockholders;

2.	Ensures Mr. Musk’s continued leadership of Tesla over the long-term; and

3.	Serves as a catalyst for the achievement of Tesla’s strategic and financial objectives, which include growing Tesla into one of the most valuable and successful companies in the world and further accelerating the inevitable shift toward a sustainable energy future.

Background of the CEO Performance Award

The Board created a new 10-year performance award for Mr. Musk, who is Tesla’s Chief Executive Officer and Chairman. He is also a substantial stockholder of Tesla, and beneficially owned as of December 31, 2017, an aggregate of 37,853,041 shares of Tesla common stock. See the section entitled “CEO Performance Award Proposal — Ownership of Securities” on page 17 for more information.

In 2012, the Board approved a compensation program for Mr. Musk that consisted entirely of performance stock options that would vest only upon the achievement of certain market capitalization and operational milestones (the “2012 Performance Award”). At the time, Tesla had begun to execute on the original Master Plan that laid out the objectives for Tesla during the first phase of its development. It had yet to begin volume production of Model S and had a market capitalization of under $4 billion. The vesting milestones for the 2012 Performance Award included 10 tranches, with each tranche requiring Tesla both to (i) grow market capitalization by an additional $4 billion, and (ii) achieve an additional specified operational milestone. Following the grant of the 2012 Performance Award, Tesla received strong stockholder support in its triennial “Say on Pay” votes in 2014 and 2017 (94.4% and 98.9%, respectively, of the shares present or represented by proxy and entitled to vote).

Since 2012, Tesla has, among other things, (a) launched and ramped up production of Model S, which is the top-selling car in its segment in many key markets around the world, (b) designed, launched and ramped up production of Model X, which continues to gain substantial market share, (c) designed, launched and started to ramp up production of Model 3, a mass-market vehicle that the success of Model S and Model X enabled and which has already been reserved by hundreds of thousands of customers, and (d) added important new business lines, including solar energy generation and energy storage.

In the five years since the 2012 Performance Award was put in place, Tesla’s market capitalization has increased 17x. The Board believes that the 2012 Performance Award played a significant role in Tesla’s operational and financial success by properly aligning Mr. Musk’s incentives with the best interests of Tesla and its stockholders.

With the 2012 Performance Award nearing completion, the Board engaged in more than six months of active and ongoing discussions regarding a new compensation program for Mr. Musk, ultimately concluding in its decision to grant the CEO Performance Award. These discussions first took place among the members of the Compensation Committee of the Board (the “Compensation Committee”), all of whom are independent directors, and then with the Board’s other independent directors, including its two newest independent directors, Linda Johnson Rice and James Murdoch.

These discussions extensively covered each of the various considerations that were involved in deciding to grant the CEO Performance Award, including, among other things:

(i)	The reasons for an award;

(ii)	The desire to incentivize and motivate Mr. Musk to continue to lead Tesla over the long-term and to create significant stockholder value in doing so;

(iii)	How to structure an award in a way that would further align the interests of Mr. Musk and Tesla’s other stockholders;

(iv)	Whether to model an award based on elements of the 2012 Performance Award;

(v)	What performance milestones should be used in an award;

(vi)	What the total size of an award should be and how that size would translate into increased ownership and value for Mr. Musk; and

(vii)	How to balance the risks and rewards of a new award.

For each of the relevant Compensation Committee and Board meetings, both Elon Musk and Kimbal Musk recused themselves.

Throughout this process, the Board used the services of Compensia, which served as its independent compensation consultant, and Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”), which served as its special outside counsel.

At various points during this process, the independent members of the Board met with Mr. Musk to share their thinking on the award and get his perspective, including as to each of the issues identified above and ultimately to negotiate the terms of the award with him.

Additionally, early in the Board’s process, at the request of the Compensation Committee, Ira Ehrenpreis and Tesla’s General Counsel, Todd Maron, had calls with 15 of Tesla’s largest institutional stockholders to discuss and solicit their views regarding the 2012 Performance Award and considerations for a new compensation award for Mr. Musk, in light of the fact that nearly all of the milestones in the 2012 Performance Award had been or would be achieved in the near future. Many of these stockholders indicated that they favored the approach used in the 2012 Performance Award, especially when coupled with Mr. Musk’s lack of traditional non-performance based types of compensation (i.e., no salary, no cash bonuses, no time-based equity awards), and indicated that they favored a new equity award to Mr. Musk broadly based on the model of the 2012 Performance Award that would motivate and incentivize his continued service and dedication to Tesla. Stockholders suggested various operational milestones to pair with market capitalization milestones, but in general expressed preferences for financial-based operational milestones that would ensure both top-line and bottom-line Tesla growth as a condition for awards of compensation to Mr. Musk. As the Board thereafter deliberated on a new performance award for Mr. Musk, it gave great weight to the feedback that its stockholders provided during these calls, and it incorporated much of that feedback into the ultimate design of the award.

After engaging in this extended process and arriving at terms for a performance award to which both the independent members of the Board and Mr. Musk agreed, and concluding that such an award would motivate and incentivize Mr. Musk to continue to lead the management of Tesla over the long-term, the Board, with Elon Musk and Kimbal Musk recusing themselves, granted the CEO Performance Award.

The Master Plan and 2012 Performance Award History

In 2006, Mr. Musk published the original Tesla Master Plan in which he laid out a vision for Tesla that started with building electric sports cars and then leveraged that into a broad product base of affordable cars and zero emission electric power generation options.

Prior to option grant awards made in December 2009, Mr. Musk did not receive any equity compensation for his services for a period of five years.

In 2010 and 2011, Mr. Musk did not receive any equity grants, because the Compensation Committee believed his existing grants made in December 2009 already provided sufficient motivation for Mr. Musk to perform his duties as Chief Executive Officer.

In 2012, to create incentives for continued long-term success from the Model S program as well as from Tesla’s planned Model X and Model 3 programs, and to further align executive compensation with increases in stockholder value, the Compensation Committee reviewed Mr. Musk’s equity compensation and retained Compensia as its outside compensation consultant to advise it in doing so. Following such review, the Compensation Committee recommended to the Board that a new stock option grant be made to Mr. Musk. On August 1, 2012, the Board approved the 2012 Performance Award, which consisted of a grant to Mr. Musk of options to purchase 5,274,901 shares of Tesla’s common stock at an exercise price of $31.17 per share, representing 5% of Tesla’s total issued and outstanding shares as of August 13, 2012, the effective date of such grant. The 2012 Performance Award consisted of 10 equal vesting tranches, with a vesting schedule based entirely on the attainment of both operational and market capitalization milestones, as further detailed below. The 2012 Performance Award was designed to be an incentive for future performance that would take many years to achieve, if at all, and was a 100% at-risk performance award. Mr. Musk and the Board viewed the milestones as very challenging at the time the Board granted the 2012 Performance Award.

Under the 2012 Performance Award, each of the 10 vesting tranches requires that Tesla meet a combination of (i) an operational milestone achievement and (ii) a $4 billion increase in Tesla’s market capitalization. Consequently, the 2012 Performance Award would fully vest only if Tesla achieved a sustained market capitalization increase from $3.2 billion to $43.2 billion, and all 10 operational milestones described were achieved. Market capitalization for purposes of milestone achievement was determined based on a rolling six month historic average (based on trading days only). The market capitalization for a particular trading day is equal to the closing price multiplied by the outstanding shares of common stock as of the end of such trading day.

The 10 operational milestones for the 2012 Performance Award are:

•	Successful completion of the Model X Alpha Prototype;

•	Successful completion of the Model X Beta Prototype;

•	Completion of the first Model X Production Vehicle;

•	Successful completion of the Model 3 Alpha Prototype;

•	Successful completion of the Model 3 Beta Prototype;

•	Completion of the first Model 3 Production Vehicle;

•	Gross margin of 30% or more for four consecutive quarters;

•	Aggregate vehicle production of 100,000 vehicles;

•	Aggregate vehicle production of 200,000 vehicles; and

•	Aggregate vehicle production of 300,000 vehicles.

The market capitalization conditions for all of the 10 vesting tranches and 9 of the 10 operational milestones have been achieved. Therefore, as of the date of this proxy statement, only the milestone requiring gross margin of 30% or more for four consecutive quarters has not been achieved and remains outstanding.

The Board believes that the 2012 Performance Award was instrumental in helping Tesla achieve the objectives that were laid out in the original Tesla Master Plan, along with the tremendous stockholder value that was created during the process.

Comparison of the 2012 Performance Award and the CEO Performance Award

The following table summarizes some of the key features of the CEO Performance Award compared to the 2012 Performance Award.

Summary of the CEO Performance Award

The following table provides details regarding how options underlying the CEO Performance Award would vest over the 12 tranches and the milestone requirements that would need to be met in order for each tranche to vest.

Overview

Below is an overview of the CEO Performance Award. See Appendix A for the full CEO Performance Award agreement.

Award Terms	Details
CEO Performance Award Value

Total size: 12% of total outstanding shares as of January 19, 2018, the last trading day prior to the grant date of January 21, 2018 (approximately 20.3 million option shares)

Number of Vesting Tranches: 12 tranches; 1% of total outstanding shares as of January 19, 2018 per tranche

Equity Type	Nonqualified stock options
Exercise Price

Fair Market Value (FMV) of Tesla common stock on the date of grant, January 21, 2018, which was $350.02 per share (based on the closing price on January 19, 2018, the last trading day prior to the grant date).

Award Terms	Details
Award Vesting / Milestones

Market Capitalization Milestones

a.    12 Market Capitalization Milestones

b.   First tranche milestone is a market capitalization of $100 billion; each tranche thereafter requires an additional $50 billion in market capitalization to vest, up to $650 billion market capitalization for the last tranche

c.   Sustained market capitalization is required for each Market Capitalization Milestone to be met, other than in a change in control situation. Specifically, there are two prongs that must be met to achieve a given Market Capitalization Milestone:

•  Six calendar month trailing average (based on trading days); and

•  30 calendar day trailing average (based on trading days).

Operational Milestones

a.   16 Operational Milestones, of which up to 12 may be paired with Market Capitalization Milestones for all tranches to vest

b.  Two types of Operational Milestones:

	Eight focused on revenue:	Eight focused on profitability:
	Total Revenue* (in billions)	Adjusted EBITDA** (in billions)
	$20.0	$1.5
	$35.0	$3.0
	$55.0	$4.5
	$75.0	$6.0
	$100.0	$8.0
	$125.0	$10.0
	$150.0	$12.0
	$175.0	$14.0

*   “Revenue” means total Tesla revenues as reported in our financial statements on Forms 10-Q or 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the previous four consecutive fiscal quarters.

**   “Adjusted EBITDA” means (i) net income (loss) attributable to common stockholders before (ii) interest expense, (iii) (benefit) provision for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation, as each such item is reported in our financial statements on Forms 10-Q or 10-K filed with the SEC for the previous four consecutive fiscal quarters.

Award Terms	Details

Vesting

Each of the 12 tranches vests only when both a Market Capitalization Milestone and an Operational Milestone are certified by the Board as having been met.

Any one of the 16 Operational Milestones can be matched with any one of the 12 Market Capitalization Milestones, but any single Operational Milestone may only satisfy the vesting requirement for one tranche.

A Market Capitalization Milestone and an Operational Milestone that are matched together can be achieved at different points in time and vesting will occur at the later of the achievement certification dates for such Market Capitalization Milestone and Operational Milestone. Subject to any applicable clawback provisions, policies or other forfeiture terms, once a milestone is achieved, it is forever deemed achieved for determining the vesting of a tranche.

Term of CEO Performance Award	10 years
Post-Termination of Employment Exercise Period	One year
Post-Exercise Holding Period	Five years, to further align Mr. Musk’s interests with Tesla stockholders’ interests following option exercise.
Employment Requirement For Continued Vesting

Vesting eligibility contingent upon being:

1.  Chief Executive Officer; or

2.  Executive Chairman and Chief Product Officer.

Extended exercise period: If Mr. Musk is still employed at Tesla in a role other than the specified roles above, he will no longer be able to vest under the CEO Performance Award but can continue to hold unexercised vested options for the full term of the CEO Performance Award.

Termination of Employment	No acceleration of vesting upon termination of employment, death or disability.
Change in Control of Tesla

No automatic acceleration of vesting upon a change in control of Tesla, but in a change in control situation the achievement of the milestones will be based solely on the Market Capitalization Milestones, measured at the time of such change in control without regard to the six calendar month and 30 calendar day trailing averages of Tesla’s stock price. In other words, upon a change in control where Tesla is acquired, vesting of milestones under the CEO Performance Award does not require the achievement of a matching Operational Milestone.

The treatment of the CEO Performance Award upon a change in control is intended to align Mr. Musk’s interests with Tesla’s other stockholders with respect to evaluating potential takeover offers.

Exercise Methods / Requirements

Exercise Methods:

1.  Cashless: sufficient shares to cover exercise prices and taxes are simultaneously sold upon exercise of options; and

2.  Cash: exercise price is paid in cash upon exercise of options.

Award Terms	Details
Clawback	Vesting of the CEO Performance Award will be subject to a clawback in the event financial statements are restated in a way that a tranche would not have otherwise vested.
Market Capitalization and Operational Milestone Adjustments

Market Capitalization and Operational Milestone targets will be adjusted higher to account for acquisition activity that could be considered material to the achievement of the milestones.

Market Capitalization and Operational Milestone targets will be adjusted lower to account for spin-off or divestiture activity that could be considered material to the achievement of the milestones.

Material Terms of the Proposed CEO Performance Award

CEO Performance Award Value. The total number of shares of Tesla common stock underlying the CEO Performance Award will be 20,264,042, divided equally among 12 separate tranches of options to purchase approximately 1.69 million shares per tranche. The number of shares underlying the CEO Performance Award in each tranche is equivalent to 1% of the 168,867,016 shares of Tesla’s common stock outstanding as of January 19, 2018 and, therefore, the total number of shares underlying the CEO Performance Award is equivalent to 12% of the total number of shares of Tesla’s common stock outstanding as of such date.

Equity Type. The CEO Performance Award is comprised of performance-based nonqualified stock options. Mr. Musk will receive compensation from the CEO Performance Award only to the extent that Tesla achieves the applicable performance milestones. The CEO Performance Award will not be made under an equity incentive plan, such as Tesla’s 2010 Equity Incentive Plan.

Exercise Price. The exercise price of the CEO Performance Award is $350.02 per share, which was the closing market price of Tesla’s common stock on the Nasdaq Global Select Market on January 19, 2018, the last trading day prior to the date on which the Board approved the CEO Performance Award (which was not a trading day).

Award Vesting / Milestones. Each of the 12 vesting tranches of the CEO Performance Award will vest upon certification by the Board that each of (a) the Market Capitalization Milestone for such tranche and (b) an Operational Milestone has been met. Any single Operational Milestone may only satisfy the vesting requirement for one tranche of the CEO Performance Award, together with the corresponding Market Capitalization milestone.

There are 12 Market Capitalization Milestones, each one requiring an incremental increase in Tesla’s market capitalization, initially to $100 billion and by increments of $50 billion thereafter, with each incremental increase being approximately equivalent to Tesla’s approximate market capitalization of $50 billion in late 2017 (each, a “Market Capitalization Milestone”).

To meet all 12 Market Capitalization Milestones, Tesla will have to add approximately $600 billion to its current market capitalization. The Board considers the Market Capitalization Milestones to be challenging hurdles.

There are also 16 operational milestones, half of which are focused on top-line performance and half of which are focused on bottom-line performance (each, an “Operational Milestone”). Any one of the Operational Milestones, including one of the eight Revenue milestones or one of the eight Adjusted EBITDA milestones, may be paired with any of the 12 Market Capitalization Milestones to successfully achieve the vesting of one of the 12 tranches. Any single Operational Milestone may only satisfy the vesting requirement of one tranche, together with the corresponding Market Capitalization Milestone. Subject to any applicable clawback provisions, policies or other forfeiture terms, once a milestone is achieved, it is forever deemed achieved for determining the vesting of a tranche. Meeting more than 12 of the 16 Operational Milestones will not result in any additional vesting or other compensation to Mr. Musk under the CEO Performance Award.

The Board considers the Revenue milestones to be challenging hurdles as they significantly exceed Tesla’s historic annual revenue, which was approximately $7.0 billion for 2016 and approximately $8.5 billion for the nine months ended September 30, 2017. To achieve the first or second of the Revenue milestones, Tesla would have to increase its revenue by 3x and 5x, respectively, from its 2016 revenue levels. To satisfy all eight Revenue milestones, Tesla would have to increase revenue by almost $168 billion.

In addition to the Revenue milestones and to promote Tesla’s continued focus on a balanced approach to both growth and profitability, the CEO Performance Award also has eight profitability milestones. The Compensation Committee and the Board selected Adjusted EBITDA, which is defined as EBITDA minus only non-cash charges for stock-based compensation, as the appropriate profitability measure because the Board believes it is a metric that is commonly used for companies at this stage of development and because many of Tesla’s stockholders use it to evaluate Tesla’s performance. It is a measure of cash generation from operations that does not disincentivize Tesla from making additional investments to grow further. Like the Revenue milestones described above, the Adjusted EBITDA milestones are designed to be challenging and to reflect Tesla’s objective to have strong bottom-line performance on a consistent basis.

In establishing the Revenue and Adjusted EBITDA milestones, the Board carefully considered a variety of factors, including Tesla’s growth trajectory and internal growth plans and the historical performance of other high-growth and high-multiples companies in the technology space that have invested in new businesses and tangible assets. These benchmarks provided revenue/EBITDA to market capitalization multiples, which were then used to inform the specific operational targets that aligned with Tesla’s plans for future growth.

Except in a change in control situation, measurement of the Market Capitalization Milestones will be based on both (i) a six calendar month trailing average of Tesla’s stock price as well as (ii) a 30 calendar day trailing average of Tesla’s stock price, in each case based on trading days only, and will thus require sustained market capitalization appreciation to be met.

Measurement of the Operational Milestones will be based on the previous four consecutive fiscal quarters for each of Revenue and Adjusted EBITDA, each to be determined on an aggregate basis, based on publicly disclosed Tesla financial statements.

Term of CEO Performance Award / Post-Termination of Employment Exercise Period. The term of the CEO Performance Award is 10 years from the date of the grant, unless Mr. Musk’s employment with Tesla is terminated prior to such date. Accordingly, Mr. Musk has until January 20, 2028 to exercise any portion of the CEO Performance Award that has vested on or prior to such date, provided that he remains employed at Tesla. Additionally, Mr. Musk has up to one year following the termination of his employment with Tesla to exercise any portion of the CEO Performance Award that vested prior to such termination, subject to any earlier expiration of the CEO Performance Award on January 20, 2028. Further, the CEO Performance Award also may terminate earlier in connection with a change in control event of Tesla, as described further below.

Post-Exercise Holding Period. Mr. Musk must hold shares that he acquires upon exercise of the CEO Performance Award for five years post-exercise (except for shares used to pay exercise price and tax withholdings, or in certain other limited circumstances described further below).

After reviewing market practices for post-exercise holding periods for executive equity awards, the Board believed such requirement to be very atypical of executive equity awards generally. Nevertheless, the Board selected a five-year holding period, which is the longest period that was considered and which is particularly unusual in its long duration, in order to further align Mr. Musk’s interests with Tesla stockholders’ interests for five years following the exercise of any options under the CEO Performance Award. Such alignment complements the requirements for sustained increases to Tesla’s market capitalization levels, Revenue and Adjusted EBITDA in order to meet the applicable vesting milestones under the CEO Performance Award, and ensures that Mr. Musk will be focused on sustaining Tesla’s success both before, and even after he achieves, vesting under the CEO Compensation Award.

Moreover, the requirement of a five-year holding period significantly decreases the stock-based compensation expenses that Tesla will recognize for the CEO Performance Award. See Notes 3 and 4 to the table in the section entitled “Executive Compensation—Pro Forma Summary Compensation Table” on page 34 for more information.

Employment Requirement for Continued Vesting. Mr. Musk must continue to lead Tesla’s management at the time each milestone is met in order for the corresponding tranche to vest under the CEO Performance Award. Specifically, he must be serving as either Tesla’s Chief Executive Officer or, alternatively, as both its Executive Chairman and Chief Product Officer, in which case any other Chief Executive Officer would be reporting directly to him.

Termination of Employment. There will be no acceleration of vesting of the CEO Performance Award if the employment of Mr. Musk is terminated, or if he dies or becomes disabled. In other words, termination of Mr. Musk’s employment with Tesla will preclude his ability to earn any then-unvested portion of the CEO Performance Award following the date of his termination. Vesting of the CEO Performance Award will be suspended in the event of any leave of absence by Mr. Musk.

Change in Control of Tesla. If Tesla experiences a change in control event, such as a merger with or purchase by another company, vesting under the CEO Performance Award will not automatically accelerate. In a change in control situation, the achievement of the milestones will be based solely on the Market Capitalization Milestones, with the measurement of Tesla’s market capitalization determined by the product of the total number of outstanding shares of Tesla common stock immediately before the change in control multiplied by the greater of the last closing price of a share of Tesla common stock before the effective time of the change in control or the per share price (plus the per share value of any other consideration) received by Tesla’s stockholders in the change in control. The treatment of the CEO Performance Award upon a change in control is intended to align Mr. Musk’s interests with Tesla’s other stockholders with respect to evaluating potential takeover offers.

Exercise Methods / Requirements. Mr. Musk may exercise any vested options under the CEO Performance Award in one of two ways: (i) a cashless exercise or (ii) a cash exercise. A cashless exercise occurs when the stock option is exercised and the shares are simultaneously sold to pay for the exercise price and any required tax withholding. A cash exercise simply involves paying the Tesla option exercise price of $350.02 per share in cash.

Clawback. In the event of a restatement of Tesla’s financial statements previously filed with the SEC (“restated financial results”), and if a lesser portion of the CEO Performance Award would have vested based on the restated financial results, then Tesla will require forfeiture (or repayment, as applicable) of the portion of the CEO Performance Award that would not have vested based on the restated financial results (less any amounts Mr. Musk may have paid to Tesla in exercising any forfeited awards). The CEO Performance Award also will be subject, if more stringent than the foregoing, to any current or future Tesla clawback policy applicable to equity awards, provided that the policy does not discriminate solely against Mr. Musk except as required by applicable law.

Market Capitalization and Operational Milestone Adjustments. In the event that Tesla acquires a business with a purchase price of more than $1 billion, any then-unachieved Market Capitalization Milestones will be increased by the purchase price of such acquisition. Similarly, if the target of an acquisition transaction has revenue or adjusted EBITDA (based on cumulative four consecutive quarters prior to the transaction) of more than $500 million and $100 million, respectively, the then-unachieved Revenue or Adjusted EBITDA Milestones (as applicable) will be increased by such Target’s revenue or adjusted EBITDA (as applicable). This feature of the CEO Performance Award is intended to prevent achievement of milestones based on acquisition activity that could be considered material to the achievement of those milestones.

Likewise, in the event that Tesla enters into a transaction constituting a split-up, spin-off or divestiture that has a value over $1 billion, any then-unachieved Market Capitalization Milestones will be decreased by the value of such transaction. Also, if an entity with more than $500 million or $100 million of revenue or adjusted

EBITDA, respectively, is divested by Tesla, the then-unachieved Revenue or Adjusted EBITDA Milestones (as applicable) will be decreased by the amount of revenue or adjusted EBITDA (as applicable) divested in such a transaction.

Other Details Regarding CEO Performance Award

Administration. The CEO Performance Award will be administered by the Board, its Compensation Committee, or any committee of Board members or other individuals (excluding Mr. Musk) appointed by the Board and satisfying applicable laws (the “Administrator”), provided that Mr. Musk will recuse himself from any approvals relating to the administration of the CEO Performance Award. References to the Board in the executive summary of the material terms of the CEO Performance Award under the section titled “Material Terms of the Proposed CEO Performance Award” above generally are references to the Administrator, as applicable. The Administrator has the power and authority, in good faith, to interpret the CEO Performance Award and adopt rules for its administration, interpretation and application of the terms of the CEO Performance Award. All actions taken, and interpretations and determinations made, by the Administrator in good faith with respect to the CEO Performance Award will be final and binding on Mr. Musk and any other interested persons.

Certain Other Market Capitalization Provisions. For purposes of achieving the Market Capitalization Milestones, the Company’s market capitalization is based on an average of the Company’s market capitalization for all trading days in the applicable trailing six calendar month period or 30 calendar day period. As of any date of determination, the applicable six month or 30 day period ends with (and is inclusive of) such determination date. The Company’s market capitalization on any particular trading day is equal to the product of the closing price of a share of Tesla’s common stock on the trading day, multiplied by the outstanding shares of Tesla common stock at the closing of the trading day.

Certain Other Termination Provisions. In all cases, in the event that Tesla stockholders do not approve the CEO Performance Award within 12 months after its grant date or, at any meeting of Tesla’s stockholders, do not approve the CEO Performance Award by the requisite vote, the CEO Performance Award automatically will be forfeited and Mr. Musk will have no rights to the CEO Performance Award or the shares underlying it. Upon a change in control of Tesla, any vested portion of the CEO Performance Award will be assumed or substituted by the successor and any unvested portion of the CEO Performance Award automatically will terminate at the effective time of the change in control event. The Administrator may not accelerate the vesting of any portion of the CEO Performance Award in connection with a change in control. The vested and unexercised portion of the CEO Performance Award will remain exercisable through its expiration date. If Mr. Musk’s role either as Chief Executive Officer or as Executive Chairman and Chief Product Officer terminates while the CEO Performance Award is outstanding, the Administrator will promptly make a final determination as to whether any additional tranches have vested through the date of such termination, and any portion of the CEO Performance Award that has failed to vest based on performance through such date of termination will be forfeited.

Certain Other Adjustments Upon Certain Transactions. In the event of any dividend or other distribution (whether in the form of cash, shares of Tesla common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Tesla’s securities, or other change in the corporate structure of Tesla affecting Tesla’s common stock, then the Administrator, in order to prevent the diminution or enlargement of the benefits or potential benefits intended to be made available under the CEO Performance Award (and in a manner that will not provide any greater benefit or potential benefits than intended to be made available, other than solely to reflect changes resulting from any such triggering event), will adjust the number, class and price of the shares underlying the CEO Performance Award. In the event of a proposed dissolution or liquidation of Tesla, the Administrator will notify Mr. Musk as soon as practicable before the effective date of the proposed transaction. To the extent the CEO Performance Award has not been previously exercised, it will terminate immediately before the completion of such proposed transaction.

Mr. Musk will have no rights or privileges of a stockholder of Tesla with respect to the shares underlying the CEO Performance Award unless and until the shares actually are issued, recorded on the records of Tesla or its transfer agents or registrars, and delivered to Mr. Musk (which may occur through electronic delivery to a brokerage account). In addition, unless and until Tesla’s stockholders approve the CEO Performance Award, no portion of the CEO Performance Award may be exercised, regardless of whether any portion of the CEO Performance Award may have vested before such stockholder approval.

Certain Other Securities Information. Shares issuable under the CEO Performance Award may be authorized, but unissued, or reacquired Tesla common stock. As of January 19, 2018, the closing price of a share of Tesla’s common stock was $350.02.

Tax Withholdings. The Administrator will determine the methods by which tax withholding obligations with respect to the CEO Performance Award will be satisfied by Mr. Musk. For example, to the extent permissible by applicable law, the Administrator may permit Mr. Musk to satisfy tax withholding obligations relating to the CEO Performance Award by (a) paying cash, or (b) having a sufficient number of shares otherwise deliverable under the CEO Performance Award sold through means determined by Tesla (whether through a broker or otherwise) equal to the minimum required amount to be withheld (or such greater amount that Mr. Musk elects, if permitted by the Administrator and if withholding a greater amount would not result in adverse financial accounting consequences for Tesla).

Non-transferability. The CEO Performance Award may not be transferred in any manner other than by will or the laws of descent or distribution and may be exercised during Mr. Musk’s lifetime only by him. Shares issued to Mr. Musk upon exercise of the CEO Performance Award are subject to the holding period described further above, except that Mr. Musk may transfer shares to change the form in which he holds the shares, such as through certain family or estate planning trusts, or as permitted by the Administrator consistent with the Company’s internal policies.

Supporting Statement of the Board

We are asking stockholders to vote their shares “FOR” the proposed CEO Performance Award.

The independent members of the Board, led by the members of the Compensation Committee, spent more than six months designing a compensation award that would incentivize Mr. Musk while maximizing value for Tesla stockholders. As part of this process, the Compensation Committee and the Board sought to balance a variety of important objectives, including:

•	Aligning Mr. Musk’s interests with those of Tesla and its other stockholders;

•	Incentivizing Mr. Musk to continue to lead Tesla over the long-term;

•	Motivating Mr. Musk to help Tesla achieve market capitalization and operational milestones that would generate significant stockholder value; and

•	Ensuring that Mr. Musk’s compensation will be linked entirely to performance so that he does not receive any compensation unless all of Tesla’s stockholders benefit from significant value creation.

The Board sought and obtained feedback from a broad set of institutional stockholders and incorporated that feedback into its decision-making process. As part of its consideration, the Board drew from the success of the 2012 Performance Award. That award helped Tesla grow its market capitalization from less than $4 billion to over $55 billion in just over five years, and formed the biggest part of the executive compensation program that Tesla stockholders strongly supported in “Say on Pay” votes in 2014 and 2017.

Additionally, with the 2012 Performance Award milestones largely achieved, and with Tesla entering the next phase of its development, the Board sought to develop a compensation award for Mr. Musk that reflects

Tesla’s current long-term goals and helps incentivize their achievement. During the initial phase of its development, Tesla executed on its original Master Plan, which primarily called for Tesla to develop electric vehicles in increasingly affordable and higher volume segments. Even though most believed that Tesla would not be able to accomplish this, Tesla managed to do so, and it created significant stockholder value in the process.

With Tesla now the world’s first vertically integrated sustainable energy company, from generation to storage to consumption, its ambitions are even greater. As laid out in Master Plan, Part Deux, it intends to:

•	Expand solar energy generation through Solar Roof and other solar products, and seamlessly integrate them with battery storage;

•	Build out Tesla’s vehicle product line to cover all major forms of terrestrial transport;

•	Advance autonomous technology to create a fully-self driving future; and

•	Through sharing, enable our customer’s cars to make money for them when they are not being used.

With these goals, the Board believes that Tesla has the potential to become one of the most valuable companies in the world. The CEO Performance Award is based on a vision of making Tesla a $650 billion company — more than ten times more valuable than it is today — and accomplishing Tesla’s mission of accelerating the world’s transition to sustainable energy.

The Board recommends that stockholders approve the CEO Performance Award for the following reasons:

1.	Strengthening Incentives and Further Aligning of Stockholder, Company and CEO Interests

The Board believes in rewarding Mr. Musk in a fair way that provides compensation to him if, and only if, all other stockholders realize significant value.

Under the CEO Performance Award, Mr. Musk will not receive any of the kinds of guaranteed forms of compensation that are common for CEOs at other companies. He will receive no salary, no cash bonuses and no time-based equity awards that vest solely through the passage of time (that is, simply by continuing to show up for work). To the contrary, Mr. Musk’s only opportunity to earn compensation from Tesla will be dependent on him leading Tesla’s achievement of challenging milestones, which, among other things, require Tesla’s current market capitalization to increase to $100 billion, and to then continue increasing in additional $50 billion increments thereafter, up to $650 billion. Additionally, Mr. Musk’s compensation will also be dependent on him leading Tesla’s achievement of challenging operational milestones, which are designed to ensure that it is executing well on both a top-line and bottom-line basis. Under this award, if these ambitious milestones are met, all Tesla stockholders will benefit, with the value of Tesla’s equity growing by tens of billions of dollars per milestone. Moreover, in contrast to Mr. Musk’s rights under the CEO Performance Award, which requires a pair of milestone targets to be fully met in order for him to receive any vesting of the corresponding tranche, Tesla’s stockholders will realize the real-time benefit of any increases to its stock price that result from execution that falls short of the specific milestone targets required by the CEO Performance Award. Finally, the CEO Performance Award creates even more stockholder alignment by incorporating features such as a five-year holding period that ensures Mr. Musk’s continuing alignment with company interests for many years even after he exercises his options.

As such, this award is a true “pay-for-performance” compensation program that tightly aligns Mr. Musk’s interests with the interests of stockholders and Tesla.

2.	Ensuring Mr. Musk’s Continued Services

The Board believes that having the active and engaged services of Mr. Musk is important to the continued growth and long-term interests of Tesla. While the Board recognizes that Tesla has many valuable employees who have been a critical part of Tesla’s success, the Board believes that many of Tesla’s past successes were driven significantly by Mr. Musk’s leadership. Those successes include making Model S the top-selling car in its segment in many key markets around the world and ramping up the production of it, designing and ramping up the production of Model X, which continues to gain substantial market share around the world, and designing and beginning to ramp up the production of Model 3, the mass-market vehicle that the success of Model S and Model X enabled. These accomplishments led to significant value creation for Tesla’s stockholders. Since going public, Tesla’s market cap has grown almost 35x.

The Board designed the CEO Performance Award to incentivize and motivate Mr. Musk to continue to not only lead Tesla over the long-term, but particularly in light of his other business interests, to devote his time and energy in doing so. In the Board’s discussions with Mr. Musk, he indicated that the CEO Performance Award will accomplish that.

Mr. Musk must remain as Tesla’s CEO or serve as both Executive Chairman and Chief Product Officer, in each case with all leadership ultimately reporting to him, at the time each milestone is met in order for the corresponding tranche to vest. This ensures that he will continue to lead the management of Tesla over the long-term while also providing the flexibility to bring in another CEO who would report to Mr. Musk at some point in the future. Although there is no current intention for this to happen, the Board believes that having flexibility as Tesla continues to grow to potentially allow Mr. Musk to focus more of his attention on the kinds of key product and strategic matters that most impact Tesla’s long-term growth and profitability would benefit stockholders.

3.	Spurring the Achievement of Tesla’s Strategic and Financial Objectives

The Board believes that the 2012 Performance Award was instrumental in motivating Mr. Musk to lead Tesla’s achievement of the objectives set out in the original Tesla Master Plan, thereby generating the significant stockholder value that was created during the process. With the first Master Plan having been achieved and with Master Plan, Part Deux having been announced, the CEO Performance Award will help align Tesla and its employees as they design, engineer and make the products that execute on this plan, and it will help focus everyone on achieving the market capitalization and operational milestones that, while challenging, the Board believes are attainable for Tesla. If all of these milestones were to be achieved, Tesla will have meaningfully achieved its mission of transitioning the world to sustainable energy and will have become one of the most valuable and successful companies in the world. This is our ambition.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE CEO PERFORMANCE AWARD.

Potential Value that Could be Realized under the CEO Performance Award

It is not possible to reliably estimate the value that could be realized under the CEO Performance Award because that value depends on the amount of dilution that Tesla experiences over the course of the 10-year term of the award. The more dilution, the less value that Mr. Musk will realize. While Tesla has no way of predicting how much dilution there will be, some amount of future dilution is a certainty, whether due to additional issuances of equity as part of (i) regular compensation awards to Tesla employees, (ii) capital-raising activities, or (iii) mergers or acquisitions. Thus, it is not possible to know the actual value that Mr. Musk will realize from the CEO Performance Award even if one were to assume that he were to fully vest in it.

Nevertheless, the table below depicts the maximum theoretical value, both in dollar value and as a percentage of total value created, that could be realized by Mr. Musk and Tesla stockholders over various vesting scenarios. This table only takes into account estimated dilution as a result of potential exercises or conversions from the existing employee equity pool and the outstanding convertible notes and warrants. It also assumes that Mr. Musk does not exercise any of the stock options in the CEO Performance Award until the very end of the 10-year term, which results in a significantly larger value being attributed to Mr. Musk than would be the case if he were to exercise as soon as the stock options vest. Importantly, this table does not take into account any other future dilutive events over the next ten years even though such events will occur. Accordingly, this table should only be used for illustration purposes, recognizing that future dilutive events or earlier exercises would significantly decrease the maximum value that Mr. Musk would realize from the award over the various vesting scenarios, both in dollar value and as a percentage of total value created.

	Proposed Grant (12%)
Total Tranches Earned	CEO Value Realized ($B)	Shareholder Value Realized ($B)	% of Value Realized by CEO via Award	% of Value Realized to Shareholders

0 Tranches	$ 0.0	<$ 40.9	0.0%	100.0%

2 Tranches	$ 1.4	$ 90.9	1.6%	98.4%

4 Tranches	$ 6.3	$190.9	3.3%	96.7%

8 Tranches	$25.3	$390.9	6.5%	93.5%

12 Tranches	$55.8	$590.9	9.4%	90.6%

Potential Ownership of Securities As a Result of the CEO Performance Award

As of December 31, 2017, Mr. Musk beneficially owned 37,853,041 shares of Tesla’s common stock, including 33,632,421 shares held of record by the Elon Musk Revocable Trust dated July 22, 2003 and 4,220,620 shares issuable to Mr. Musk upon exercise of options exercisable within 60 days after December 31, 2017. Based on 168,796,945 shares of Tesla’s common stock outstanding at December 31, 2017, and assuming that all shares of common stock subject to options held by Mr. Musk that were exercisable within 60 days of December 31, 2017 were outstanding as of such date, Mr. Musk beneficially owned 21.9% of the outstanding shares of Tesla common stock as of December 31, 2017.

For illustration purposes only, if (i) all 20,264,042 shares of common stock subject to the CEO Performance Award were to become fully vested, outstanding and held by Mr. Musk; (ii) all shares of common stock subject to the other options held by Mr. Musk that are currently vested and exercisable were outstanding, (iii) the 527,491 shares of common stock subject to the tenth and final tranche of the 2012 Performance Award were to become fully vested, outstanding and held by Mr. Musk, (iv) estimated dilution as a result of potential exercises or conversions from the existing employee equity pool and the outstanding convertible notes and warrants were to be considered; and (v) there were no other dilutive events of any kind, Mr. Musk would beneficially own 28.3% of the outstanding shares of Tesla common stock.

However, except as indicated above, this calculation does not account for any future dilutive events over the next ten years, such as the issuance of additional equity as compensation to employees, as consideration for mergers and acquisitions, or for capital-raising activities, which would have the effect of diluting Mr. Musk’s ownership of Tesla common stock, nor does it account for any sales of Tesla stock that Mr. Musk will likely have to make in order to pay required taxes upon the exercise of expiring stock options. Therefore, it is impossible to provide the exact or true percentage of Mr. Musk’s future total ownership of Tesla common stock upon the vesting of one or more tranches of the CEO Performance Award. Given that some amount of dilution and/or stock sales to cover required tax payments will occur, we believe that Mr. Musk’s future potential ownership of Tesla common stock will be significantly less than 28.3% if 100% of the CEO Performance Award, as well as the tenth and final tranche of the 2012 Performance Award, were to vest.

Accounting and Tax Considerations

Accounting Consequences. We follow FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718) for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees and directors based on the grant date “fair value” of these awards. Pursuant to ASC Topic 718, this calculation cannot be made for the CEO Performance Award prior to the date on which it is approved by our stockholders, which will be the “grant date” for accounting purposes. However, we have calculated for illustrative purposes a preliminary aggregate fair value estimate for this value in the section below entitled “Executive Compensation — Pro Forma Summary Compensation Table” on page 34 of this proxy statement. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. Accordingly, the CEO Performance Award would result in the recognition of additional stock-based compensation expense over the term of the award as the tranches thereof become probable of vesting as determined by the Administrator pursuant to ASC Topic 718.

Federal Income Tax Consequences. The following discussion is a brief summary of the principal United States federal income tax consequences of the CEO Performance Award under the U.S. Internal Revenue Code (the “Code”) as in effect on the date of this proxy statement. The following summary assumes that Mr. Musk remains a U.S. taxpayer. The Code and its regulations are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local or non-U.S. income and other tax consequences. The specific tax consequences to Mr. Musk will depend upon his future individual circumstances.

Tax Effect for Mr. Musk. Mr. Musk did not have taxable income from the grant of the CEO Performance Award nor will he have taxable income from stockholder approval of the Award, if such approval occurs. If and when Mr. Musk exercises any portion of the CEO Performance Award, he will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the Tesla shares purchased over the exercise price of the option. Any taxable income recognized in connection with the exercise of the CEO Performance Award by Mr. Musk will be subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares will be capital gain or loss.

Tax Effect for Tesla. We will not be entitled to a material tax deduction in connection with the CEO Performance Award. In most cases, companies are entitled to a tax deduction in an amount equal to the ordinary income realized by a participant when the participant exercises a nonstatutory stock option and recognizes such income. However, Section 162(m) of the Code limits the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as defined in Section 162(m) of the Code. No tax deduction is allowed for compensation paid to any covered employee to the extent that the total compensation for that executive exceeds $1,000,000 in any taxable year. Under Section 162(m) of the Code, as most recently amended in December 2017, we expect that Mr. Musk always will be a covered employee for purposes of Section 162(m) of the Code. Therefore, in any given year in which Mr. Musk exercises all or part of the CEO Performance Award, we will be able to take a tax deduction of only $1,000,000 or less, regardless of the amount of compensation recognized by Mr. Musk from the exercise of the CEO Performance Award.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND PROCEDURAL MATTERS

Q:	Why am I receiving these proxy materials?

A:	You are receiving these proxy materials because you were a stockholder of record or beneficial owner of Tesla, Inc. (the “Company,” “Tesla,” “we,” “us” or “our”) as of the close of business on February 7, 2018, which is the currently scheduled record date, although this date may be pushed back due to various circumstances (the “Record Date”) for a special meeting of stockholders of Tesla to be held on (the “Special Meeting”).

Please refer to the question entitled “What is the difference between holding shares as a stockholder of record or as a beneficial owner?” below for important details regarding different forms of stock ownership.

On January 21, 2018, the Board, with Elon Musk and Kimbal Musk recusing themselves, approved, subject to the approval of Tesla’s stockholders (excluding any shares owned, directly or indirectly, by Elon Musk or Kimbal Musk) the grant of a stock option award (the “CEO Performance Award”) to Elon Musk, Tesla’s Chief Executive Officer and Chairman. The CEO Performance Award will be forfeited if not approved by Tesla’s stockholders (excluding any shares owned, directly or indirectly, by Elon Musk or Kimbal Musk).

This proxy statement contains important information about the CEO Performance Award and the Special Meeting, and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the Special Meeting. Your vote is important. We encourage you to vote as soon as possible.

These proxy materials are being distributed to you on or about    .

Q:	What proposal will be voted on at the Special Meeting?

A:	Stockholders will be asked to approve the issuance of the CEO Performance Award for Mr. Musk, Tesla’s Chief Executive Officer and Chairman.

Q:	Will Tesla shares owned by Elon Musk or anyone else be excluded from the vote on the CEO Performance Award?

A:	Pursuant to the resolutions of the Board granting the CEO Performance Award, the CEO Performance Award will be effective only if approved by a majority of the total votes of shares of Tesla common stock not owned, directly or indirectly, by Elon Musk or Kimbal Musk, who is also a member of the Board, cast in person or by proxy at the Special Meeting. Moreover, Elon Musk and Kimbal Musk both recused themselves from such resolutions of the Board. Consequently, any shares voted by Elon Musk or Kimbal Musk will have no impact on whether this voting threshold is met, although any of their shares present in person or represented by proxy will be included for the purposes of determining whether a quorum is present at the Special Meeting. Moreover, the CEO Performance Award is also required to be approved by (i) the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, pursuant to Tesla’s amended and restated bylaws, and (ii) the affirmative vote of the holders of a majority of the total votes of shares of Tesla common stock cast in person or by proxy at the Special Meeting, pursuant to the rules of The Nasdaq Stock Market LLC (the “NASDAQ Stock Market Rules”).

Q:	Can I attend the Special Meeting?

A:	You may attend the Special Meeting if, on the Record Date, you were a stockholder of record or a beneficial owner. You will be asked to show photo identification and the following:

•

If you are a stockholder of record, your paper proxy card that includes your name, or admission ticket that you received with a paper proxy card or that you obtained from our stockholder voting site at www.envisionreports.com/TSLA; or

•

If you are a beneficial owner, the voting instruction card you received from your broker, bank or other intermediary, or a printed statement from such organization or online access to your brokerage or other account, showing your stock ownership on the Record Date.

We will not be able to accommodate guests without proper evidence of stock ownership as of the Record Date at the Special Meeting, including guests of our stockholders.

The meeting will begin promptly at     , Pacific Time and you should leave ample time for the check-in procedures.

Please note that Mr. Musk will recuse himself from attending any forum at which decisions regarding the CEO Performance Award are made, at both the Board and stockholder levels. Accordingly, Mr. Musk will not be present at the Special Meeting, nor will there be a Tesla presentation or questions and answers session as in past meetings of stockholders.

Q:	Where is the Special Meeting?

A:	The Special Meeting will be held at the Tesla Training Center facility, located at 45201 Fremont Boulevard, Fremont, California 94538. Stockholders may request directions to the Special Meeting by calling (650) 681-5000 or by visiting http://ir.tesla.com/contactus.cfm.

Q:	Will I be able to view the Special Meeting via the Internet?

A:	No. Unlike at past meetings of stockholders, there will not be a Tesla presentation or a questions and answers session, as Mr. Musk will recuse himself from attending the Special Meeting. Consequently, we expect that the Special Meeting will be much shorter in duration than past meetings of stockholders, and we will not be webcasting the event.

Q:	Who is entitled to vote at the Special Meeting?

A:	You may vote your shares of Tesla common stock if you owned your shares at the close of business on the Record Date. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented. See the questions entitled “How can I vote my shares in person at the Special Meeting?” and “How can I vote my shares without attending the Special Meeting?” below for additional details.

As of the Record Date, holders of common stock were eligible to cast an aggregate of      votes at the Special Meeting.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:	You are the “stockholder of record” of any shares that are registered directly in your name with Tesla’s transfer agent, Computershare Trust Company, N.A. We have sent the proxy statement and proxy card directly to you if you are a stockholder of record. As a stockholder of record, you may grant your voting proxy directly to Tesla or to a third party, or vote in person at the Special Meeting.

You are the “beneficial owner” of any shares (which are considered to be held in “street name”) that are held on your behalf by a brokerage account or by a bank or another intermediary that is the stockholder of record for those shares. If you are a beneficial owner, you did not receive proxy materials directly from Tesla, but your broker, bank or other intermediary forwarded you a proxy statement and voting instruction card for directing that organization how to vote your shares. You may also attend the Special Meeting, but because a beneficial owner is not a stockholder of record, you may not vote in person at the Special Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the Special Meeting.

Q:	How can I vote my shares in person at the Special Meeting?

A:	You may vote shares for which you are the stockholder of record in person at the Special Meeting. You may vote shares you hold beneficially in street name in person at the Special Meeting only if you obtain a “legal proxy” from the broker, bank or other intermediary that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Special Meeting, we recommend that you also direct the voting of your shares as described below in the question entitled “How can I vote my shares without attending the Special Meeting?” so that your vote will be counted even if you later decide not to attend the Special Meeting.

Q:	How can I vote my shares without attending the Special Meeting?

A:	Whether you hold shares as a stockholder of record or a beneficial owner, you may direct how your shares are voted without attending the Special Meeting, by the following means:

By Internet — Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the proxy card until 1:00 a.m., Central time on     . If you are a beneficial owner of shares held in street name, please check the voting instructions in the voting instruction card provided by your broker, bank or other intermediary for Internet voting availability.

By telephone — Stockholders of record who live in the United States or Canada may submit proxies by telephone by following the “Vote by Telephone” instructions on the proxy card until 1:00 a.m., Central time on     . If you are a beneficial owner of shares held in street name, please check the voting instructions in the voting instruction card provided by your broker, bank or other intermediary for telephone voting availability.

By mail — If you elect to vote by mail, please complete, sign and date the proxy card where indicated and return it in the prepaid envelope included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. If you are a beneficial owner of shares held in street name, you may vote by mail by following the instructions for voting by mail in the voting instruction card provided by your broker, bank or other intermediary.

Q:	How many shares must be present or represented to conduct business at the Special Meeting?

A:	The stockholders of record of a majority of the shares entitled to vote at the Special Meeting must either (1) be present in person at the Special Meeting or (2) have properly submitted a proxy in order to constitute a quorum at the Special Meeting.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and therefore will be included for the purposes of determining whether a quorum is present at the Special Meeting. A broker “non-vote” occurs when an organization that is the stockholder of record that holds shares for a beneficial owner and that is otherwise counted as present or represented by proxy does not vote on a particular proposal because that organization does not have discretionary voting power under applicable regulations to vote on that item and has not received specific voting instructions from the beneficial owner.

Q:	What is the voting requirement to approve the proposal?

A:	The proposal to approve the CEO Compensation Award requires the following votes of Tesla’s stockholders:

(1) Majority of the total votes of shares of Tesla common stock cast in person or by proxy at the Special Meeting, pursuant to the NASDAQ Stock Market Rules (the “NASDAQ Standard”),

and

(2) Majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, pursuant to Tesla’s amended and restated bylaws (the “Bylaws Standard”),

and

(3) Majority of the total votes of shares of Tesla common stock not owned, directly or indirectly, by Elon Musk or Kimbal Musk cast in person or by proxy at the Special Meeting, pursuant to the resolutions of the Board approving the CEO Performance Award (the “Disinterested Standard”).

Q:	What will happen if I fail to vote or vote to abstain from voting?

A:	If you are the stockholder of record and you fail to vote, it will have no effect on the CEO Performance Award, assuming a quorum is present, under the NASDAQ Standard, the Bylaws Standard or the Disinterested Standard. If you vote to abstain, it will have the same effect as a vote against the CEO Performance Award under the Bylaws Standard, but will have no effect on the CEO Performance Award under the NASDAQ Standard or the Disinterested Standard.

If you are a beneficial owner and you fail to provide the organization that is the stockholder of record for your shares with voting instructions, the organization will not have discretion to vote on the non-routine matters that will be proposed at the Special Meeting. If you fail to provide voting instructions to the organization, it will have no effect on the CEO Performance Award, assuming a quorum is present, under the NASDAQ Standard, the Bylaws Standard or the Disinterested Standard. If you instruct the organization to vote your shares to abstain from voting, it will have the same effect as a vote against the CEO Performance Award under the Bylaws Standard, but will have no effect on the NASDAQ Standard or the Disinterested Standard.

Q:	What will happen if I submit a proxy but do not specify how my shares are to be voted?

A:	If you are the stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted as recommended by the Board.

If you are a beneficial owner and you do not provide the organization that is the stockholder of record for your shares with voting instructions, the organization will not have discretion to vote on the non-routine matters that will be proposed at the Special Meeting.

Q:	What is the effect of a broker non-vote?

A:

A broker non-vote occurs when a broker, bank or other intermediary that is otherwise counted as present or represented by proxy does not receive voting instructions from the beneficial owner and does not have the discretion to vote the shares. A broker non-vote will be counted for purposes of calculating whether a quorum is present at the Special Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal as to which that broker non-vote occurs. Thus, a broker non-vote will not impact our ability to obtain a quorum for the Special Meeting and will not otherwise affect the outcome of the CEO Performance Award since the proposal requires the approval of (i) a majority of the total votes of shares of Tesla common stock cast in person or by proxy, (ii) a majority of the voting power present in person or represented by proxy and entitled to vote, and (iii) a majority of the total votes of shares of Tesla common stock not owned, directly or indirectly, by Elon Musk or Kimbal Musk cast in person or by proxy,

Q:	How does the Board recommend that I vote?

A:	After careful consideration, the Board, with Elon Musk and Kimbal Musk recusing themselves, determined that the CEO Performance Award is fair to, advisable and in the best interests of Tesla and its stockholders, and approved it.

The Board recommends that Tesla stockholders vote “FOR” the CEO Performance Award.

Q:	Can I change my vote?

A:	If you are the stockholder of record, you may change your vote (1) by submitting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above in the question entitled “How can I vote my shares without attending the Special Meeting?,” (2) by providing a written notice of revocation to Tesla’s Corporate Secretary at Tesla, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304 prior to your shares being voted, or (3) by attending the Special Meeting and voting in person, which will supersede any proxy previously submitted by you. However, merely attending the meeting will not cause your previously granted proxy to be revoked unless you specifically request it.

If you are a beneficial owner of shares held in street name, you may generally change your vote by (1) submitting new voting instructions to your broker, bank or other intermediary or (2) if you have obtained a legal proxy from the organization that holds your shares giving you the right to vote your shares, by attending the Special Meeting and voting in person. However, please consult that organization for any specific rules it may have regarding your ability to change your voting instructions.

Q:	What should I do if I receive more than one proxy card, voting instruction card from my broker, bank or other intermediary, or set of proxy materials?

A:	You may receive more than one proxy card, voting instruction card from your broker, bank or other intermediary or set of proxy materials. For example, if you are a beneficial owner with shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive, or follow the voting instructions on such proxy card or voting instruction card you receive, to ensure that all your shares are voted.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Tesla or to third parties, except: (1) as necessary for applicable legal requirements, (2) to allow for the tabulation and certification of the votes, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Tesla management.

Q:	Who will serve as inspector of election?

A:	The inspector of election will be Computershare Trust Company, N.A.

Q:	Where can I find the voting results of the Special Meeting?

A:	We will publish final voting results in our Current Report on Form 8-K, which will be filed with the SEC and made available on its website at www.sec.gov within four business days of the Special Meeting.

Q:	Who will bear the cost of soliciting votes for the Special Meeting?

A:	Tesla will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Tesla, some of whom may be considered participants in the solicitation, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Tesla may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Tesla has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of up to $150,000, plus reasonable expenses, for these services.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies that provide advance notice and follow certain procedures to send a single set of proxy materials to any household at which two or more stockholders of record reside, unless contrary instructions have been received. In such cases, each stockholder of record continues to receive a separate set of proxy materials. Certain brokerage firms may have instituted householding for beneficial owners. If your family has multiple accounts holding Tesla common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?

A:	Please contact our Investor Relations department by calling (650) 681-5000 or by writing to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Investor Relations or ir@tesla.com. If you have questions about the CEO Performance Award or the information contained in this proxy statement, or desire additional copies of this proxy statement, or if you are a stockholder of record, additional proxy cards, please contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, New York 10022

Stockholders Call Toll Free: (877) 456-3463

International Callers: +1 (412) 232-3651

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of the compensation arrangements of our named executive officers for 2017 is intended to provide additional context about our compensation philosophy and our Board’s compensation-related decisions in 2017. It should be read together with the compensation tables and related disclosures set forth below.

This discussion contains forward-looking statements that are based on our current considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.

The following discussion and analysis relates to the compensation arrangements for 2017 of (i) our principal executive officer, (ii) our principal financial officer, (iii) our former principal financial officer who served in such capacity during a portion of 2017, and (iv) our three most highly compensated executive officers, other than our principal executive officer, principal financial officer and former principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2017 (our “named executive officers”). Our named executive officers for fiscal 2017 were:

Name	Position
Elon Musk	Chief Executive Officer and Chairman
Deepak Ahuja	Chief Financial Officer
Jason Wheeler	Former Chief Financial Officer
Jeffrey B. Straubel	Chief Technology Officer
Jon McNeill	President, Global Sales and Service
Doug Field	Senior Vice President, Engineering

Compensation Philosophy — Introduction

As the world’s only vertically integrated sustainable energy company, our mission is to accelerate the world’s transition to sustainable energy. We design, develop, manufacture and sell high-performance fully electric vehicles and energy storage systems, as well as install, operate and maintain solar and energy storage products. To achieve our goals, we designed, and intend to modify as necessary, our compensation and benefits program and philosophy, to attract, retain and incentivize talented, deeply qualified and committed executive officers who share our philosophy and desire to work toward these goals. We believe compensation incentives for such executive officers should promote the success of our company and motivate them to pursue corporate objectives, and there should be an emphasis on structuring them so as to reward clear, easily measured performance goals that closely align their incentives with the long-term interests of our stockholders. Further, we have sought to harmonize the compensation structures of our other employees to conform to our overall compensation philosophy.

Our current compensation programs reflect our startup origins in that they consist primarily of salary and equity awards. Consistent with our historical compensation philosophy, we do not currently provide our senior executive officers with any form of an annual cash bonus program (other than amounts that may be payable under incentive plans provided to Mr. McNeill based on the achievement of specific customer-related metrics) or any severance provisions providing for continued cash payments or other benefits upon termination of an executive officer’s employment with us.

Additionally, as our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require, and, at a minimum, the Compensation Committee of our Board will review executive compensation annually. We may from time to time make new equity awards and adjustments to the components of our executive compensation program in connection with our periodic compensation review.

As described in more detail below and in the compensation tables that follow this Compensation Discussion and Analysis, our compensation structure applicable to our named executive officers did not change significantly during 2017:

•	The base salary for Mr. Musk, our Chief Executive Officer, continues to reflect the current minimum wage requirements under applicable California law, and Mr. Musk still does not accept this salary.

•	The base salary rates of our other named executive officers’ did not increase during 2017.

•

We have no annual cash bonus program for any of our named executive officers (other than amounts that may be payable under incentive plans provided to Mr. McNeill based on the achievement of specific customer-related metrics).

•

Our compensation opportunities for our named executive officers is still predominantly delivered in the form of equity-based awards, including performance-based awards, which are designed to promote incentives that are aligned with long-term stockholder interests.

•

None of our named executive officers has a compensation package that currently includes the right to payment or acceleration of any benefits upon a termination of employment or a change in control of Tesla, other than the vesting of the CEO Performance Award based solely upon the achievement of Market Capitalization Milestones as measured at the time of a change in control of Tesla.

Role of the Compensation Committee in Setting Executive Compensation

The Compensation Committee has overall responsibility for recommending to our Board the compensation of our Chief Executive Officer and determining the compensation of our other executive officers. Members of the Compensation Committee are appointed by our Board. Currently, the Compensation Committee consists of four members of our Board: Brad Buss, Robyn Denholm, Ira Ehrenpreis and Antonio Gracias, none of whom is an executive officer of Tesla, and each of whom qualifies as (i) an “independent director” under the NASDAQ Stock Market Rules and (ii) an “outside director” under Code Section 162(m).

Role of Compensation Consultant

The Compensation Committee has the authority to engage the services of outside consultants to assist in making decisions regarding the establishment of Tesla’s compensation programs and philosophy. The Compensation Committee retained Compensia, Inc., a national compensation consulting firm, as its compensation consultant in 2017 to advise the Compensation Committee with respect to the CEO Performance Award.

Role of Executive Officers in Compensation Decisions

Historically, for executive officers other than our Chief Executive Officer, the Compensation Committee has sought and considered input from our Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer recommends base salary increases and equity award levels for our senior personnel, and advises the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. These recommendations reflect compensation levels that our Chief Executive Officer believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and individual performance, as well as Tesla’s performance. The Compensation Committee considers our Chief Executive Officer’s recommendations, but ultimately determines compensation in its judgment, and approves the specific compensation for all of our executive officers (other than for our Chief

Executive Officer, which is approved by the Board). All such compensation determinations by our Compensation Committee are largely discretionary.

Our Chief Executive Officer is not present during Compensation Committee deliberations or votes on his compensation and also recuses himself from sessions of our Board where our Board acts on the Compensation Committee’s recommendations regarding his compensation, as he did with respect to the CEO Performance Award.

In addition, in December 2017, our Board established a management committee under the Tesla, Inc. 2010 Equity Incentive Plan (the “2010 Plan”) comprised of our Chief Financial Officer, Chief People Officer and General Counsel (the “Equity Award Committee”) to grant and administer equity awards, subject to certain maximum limits on the seniority of personnel to whom the Equity Award Committee may grant awards and the value of any individual award. For example, the Equity Award Committee is not authorized to grant awards to executive officer-level employees. Moreover, pursuant to applicable law, the Equity Award Committee may not grant awards to its members, and the number of shares of our common stock underlying awards granted by it may not exceed amounts determined by our Board from time to time. Our Board has delegated to the Compensation Committee oversight authority over the Equity Award Committee.

The Role of Stockholder Advisory Votes on Named Executive Officer Compensation

At the 2011, 2014 and 2017 annual meetings of our stockholders, we held triennial stockholder advisory (“say-on-pay”) votes on the compensation of our named executive officers for the 2010, 2013 and 2016 fiscal years, respectively. Each time, our stockholders overwhelmingly approved the compensation of our named executive officers, with over 94% of our stockholder votes cast in favor of our compensation policies for our named executive officers. Given these results, and following consideration of them, the Compensation Committee decided to retain our overall approach to executive compensation. Moreover, we are required to hold a vote at least every six years regarding how often to hold a stockholder advisory vote on the compensation of our named executive officers. We held our most recent such vote at the 2017 annual meeting of stockholders, at which our stockholders indicated a preference for a triennial vote. Consequently, our Board determined that we will hold a triennial stockholder advisory vote on the compensation of our named executive officers until they consider the results of our next “say-on-pay” frequency vote, which will be held at the 2023 annual meeting of stockholders. In addition, in accordance with this triennial frequency, we will again hold a “say-on-pay” advisory vote at the 2020 annual meeting of stockholders.

Clawback Policy

Our Corporate Governance Guidelines sets forth a compensation recovery (“clawback”) policy with respect to any annual incentive payment or long-term incentive payment that may be received by an executive officer, where such payment would be predicated upon achieving certain financial results that were subsequently the subject of a restatement of our financial statements, and a lower payment would have been made to the executive based upon the restated financial results. In such case, our Board has the authority to seek to recover from the executive officer the amount by which such officer’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Moreover, the terms of the CEO Performance Award provide that in the event of a restatement of our financial statements previously filed with the SEC, if a lesser portion of the CEO Performance Award would have vested based on the restated financial results, then Tesla will require forfeiture (or repayment, as applicable) of the portion of the CEO Performance Award that would not have vested based on the restated financial results (less any amounts Mr. Musk may have paid to Tesla in exercising any forfeited awards). The CEO Performance Award also will be subject, if more stringent than the foregoing, to any current or future Tesla clawback policy applicable to equity awards, provided that the policy does not discriminate against Mr. Musk except as required by applicable law.

Chief Executive Officer Compensation

Historically, in developing compensation recommendations for our Chief Executive Officer, the Compensation Committee has sought both to appropriately reward our Chief Executive Officer’s previous and current contributions and to create incentives for our Chief Executive Officer to continue to contribute significantly to successful results in the future. The CEO Performance Award is focused on this latter objective as it is solely rewarding future performance. In addition to serving as our Chief Executive Officer since October 2008, Mr. Musk has contributed significantly and actively to us since our earliest days in April 2004 by recruiting executives and engineers, contributing to vehicle engineering and design, raising capital for us and bringing investors to us, and raising public awareness of Tesla.

Overview — Cash Compensation

Mr. Musk’s base salary reflects the current applicable minimum wage requirements under applicable California law, and he is subject to income taxes based on such base salary. Mr. Musk, however, has never accepted and currently does not accept his salary.

Overview — Equity Compensation

Please refer to the section of this proxy statement entitled “CEO Performance Award Proposal — Background of the CEO Performance Award — The Master Plan and 2012 Performance Award History” beginning on page 5 above for a discussion of Mr. Musk’s equity compensation prior to the CEO Performance Award, including the 2012 Performance Award.

Other than the option award grants made in 2009, the 2012 Performance Award and the CEO Performance Award, which our stockholders are being asked to approve at the Special Meeting, the only additional equity awards received by Mr. Musk relate to certain immaterial awards granted during 2013 pursuant to a patent incentive program that was available to our employees generally.

Elements of Executive Compensation

In addition to specific elements of our Chief Executive Officer’s compensation discussed above, our current executive compensation program, which was developed and approved by the Compensation Committee, generally consists of the following components:

•	base salary;

•	equity-based incentives; and

•	other benefits.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward achievement of financial, operational and strategic objectives and align the interests of our named executive officers with those of our stockholders.

Base Salary

The Compensation Committee is responsible for reviewing our Chief Executive Officer’s and other executives officers’ base salaries. The base salaries of all executive officers are reviewed annually and adjusted when necessary to reflect individual roles, performance and the competitive market. The completion of key projects or technical milestones is also a factor in base salary determinations. Because we typically do not provide cash bonuses to our executive officers, we also view salary as a key motivation and reward for our executive officers’ overall performance. As of the date of this filing, the Compensation Committee has not increased the base salaries of our named executive officers in 2018, other than an increase to our Chief Executive Officer’s salary as required by applicable California minimum wage requirements, which he continues to decline to accept.

We provide base salary to our named executive officers to compensate them for services rendered on a day-to-day basis during the fiscal year. The following table sets forth information regarding the annualized base salary amounts for fiscal 2018 and 2017 for our named executive officers:

Named Executive Officer	Fiscal 2017 Base Salary ($)(1)	Fiscal 2018 Base Salary ($)(1)
Elon Musk	49,920	56,160
Jeffrey B. Straubel	249,600	249,600
Deepak Ahuja	500,000	500,000
Jon McNeill	500,000	500,000
Doug Field	300,000	300,000
Jason Wheeler(2)	500,000	—

(1)	Reflects an annualized rate assuming 52 weeks each comprised of five work days.
(2)	Mr. Wheeler resigned from his role as Chief Financial Officer, effective March 2017.

Equity-Based Incentives — Overview

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. Our equity-based incentives have historically been granted in the form of options to purchase shares of our common stock and restricted stock unit awards that are settled in shares of our common stock upon vesting, and we have granted to our named executive officers both awards that vest over a long-term period and awards that vest only upon the achievement of specified Tesla performance milestones. We believe that equity awards align the interests of our named executive officers with our stockholders, provide our named executive officers with incentives linked to long-term performance and create an ownership culture. In addition, the vesting features of our equity awards contributes to executive retention because this feature provides an incentive to our named executive officers to remain in our employ during the scheduled vesting period or until the achievement of the applicable performance milestones, which are expected to be achieved over the medium- to long-term. To date, we have not had an established set of criteria for granting equity awards; instead the Compensation Committee exercises its judgment and discretion, in consultation with our Chief Executive Officer and from time to time, a compensation consultant, and considers, among other things, the role and responsibility of the named executive officer, competitive factors, the amount of stock-based equity compensation already held by the named executive officer, and the cash-based compensation received by the named executive officer, to determine the level of equity awards that it approves.

We do not have, nor do we plan to establish, any program, plan, or practice to time equity award grants in coordination with releasing material non-public information. The Compensation Committee meets periodically, including to approve equity award grants to our executives from time to time.

Equity Awards

We generally grant one-time new hire equity awards to our employees upon their commencement of employment with us. Additionally, as part of our ongoing executive compensation review and alignment process, we periodically grant equity awards to our named executive officers.

During 2017, we granted equity awards pursuant to our executive compensation review and alignment process to certain of our named executive officers, and as a new hire award to our Chief Financial Officer upon his reappointment to such role at Tesla. See “Executive Compensation — Grants of Plan-Based Awards in 2017.”

Severance and Change in Control Arrangements

No named executive officer has a severance or change in control arrangement with Tesla, other than the vesting of the CEO Performance Award based solely upon the achievement of Market Capitalization milestones as measured at the time of a change in control of Tesla. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Bonus

Other than periodic incentive plans that have been provided to Mr. McNeill based on the achievement of specific customer-related metrics, including as set forth under “Non-Equity Incentive Plan Compensation” below for 2017, we do not currently have or have planned any specific arrangements with our named executive officers providing for cash-based bonus awards.

Non-Equity Incentive Plan Compensation

As the head of our sales and service organizations, Mr. McNeill has participated in periodic incentive plans based on specific customer-related metrics. In 2017, Mr. McNeill earned an aggregate $299,667 in variable compensation based on the achievement of certain target levels of (i) vehicle deliveries during the third and fourth quarters of 2017, (ii) operational and financial metrics relating to vehicle service performance and costs during 2017, and (iii) customer satisfaction scores during 2017. See “Executive Compensation — Grants of Plan-Based Awards in 2017” below.

We did not provide any non-equity incentive plan compensation to any of our other named executive officers in 2017, and we do not currently have or have planned any specific arrangements with our other named executive officers providing for non-equity incentive plan compensation.

Perquisites

Generally, we do not provide any perquisites or other personal benefits to our named executive officers except in certain limited circumstances. During 2017, we provided a housing/rent allowance in the aggregate amount of $82,400 to Mr. McNeill to facilitate his frequent travel to our California offices, and provided him an additional $54,236 as gross-up payments for income taxes payable by him on such allowance.

Health and Welfare Benefits

We provide the following benefits to our named executive officers on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance and accidental death and dismemberment insurance;

•	a Section 401(k) plan for which no match by Tesla is provided;

•	an employee stock purchase plan;

•	short-and long-term disability insurance;

•	medical and dependent care flexible spending account; and

•	a health savings account.

Tax and Accounting Considerations

Sections 280G and 409A. We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Code.

Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Tesla that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Tax Deduction Limit. Code Section 162(m) limits the U.S. federal income tax deduction for compensation paid to our Chief Executive Officer, our Chief Financial Officer and certain other highly compensated executive officers (including, among others, our next three other most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) as of the end of the calendar year). Commencing with our 2018 fiscal year (which is the calendar year), the maximum U.S. federal income tax deduction that we may receive for annual compensation paid to any officer covered by Code Section 162(m) will be $1,000,000 per officer. For years prior to 2018, we also were permitted to receive a tax deduction for “performance-based” compensation as defined under Code Section 162(m) without regard to the $1,000,000 limitation. However, recent U.S. tax legislation eliminated the performance-based exception. These new rules are effective starting in 2018 for us, except that certain equity awards (such as stock options) that we granted on or before November 2, 2017, might still be able qualify as performance-based compensation. To the extent that in 2018 or any later year, the aggregate amount of any covered officer’s salary, bonus, and amount realized from option exercises and vesting of restricted stock units or other equity awards, and certain other compensation amounts that are recognized as taxable income by the officer exceeds $1,000,000 in any year, we will not be entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year. The Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers.

Accounting Implications. We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our named executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Committee Report

The Compensation Committee oversees Tesla’s compensation programs, policies and practices. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Ira Ehrenpreis (Chair)

Brad W. Buss

Robyn M. Denholm

Antonio J. Gracias

2017 Summary Compensation Table

The following table presents information concerning the total compensation of our named executive officers for each of the last three fiscal years. No disclosure is provided for fiscal years for which those persons were not named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Elon Musk	2017	49,920	—	—	—		—		—		49,920
Chief Executive Officer and Chairman	2016	45,936	—	—	—		—		—		45,936
	2015	37,584	—	—	—		—		—		37,584

Jeffrey B. Straubel	2017	249,600	—	—	—		—		—		249,600
Chief Technology Officer	2016	250,560	—	—	7,677,023		—		—		7,927,583
	2015	250,560	—	—	—		—		—		250,560

Deepak Ahuja(3)	2017	428,846	—	10,501,859	4,567,304		—		—		15,498,009
Chief Financial Officer	2015	339,300	—	—	—		—		—		339,300

Jon McNeill	2017	500,000	—	1,403,277	—		299,667	(4)(5)	136,636	(6)	2,339,580
President, Global Sales and Service	2016	501,923	—	2,119,322	3,070,785		772,480	(4)	—		6,464,510

Doug Field	2017	300,000	—	8,851,618	—		—		—		9,151,618
Senior Vice President, Engineering	2016	301,153	—	2,119,322	—		—		—		2,420,475
	2015	306,923	—	2,808,785	—		—		—		3,115,708

Jason Wheeler	2017	174,041	—	—	—		—		—		174,041
Former Chief Financial Officer	2016	501,931	—	—	—		—		—		501,931
	2015	46,154	—	—	20,852,142	(7)	—		—		20,898,296

(1)	This column reflects the grant date fair value computed in accordance with ASC Topic 718 of the restricted stock unit awards granted to the named executive officers, which is measured on the grant date based on the closing fair market value of our common stock. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers.
(2)	This column reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of the options to purchase shares of our common stock granted to the named executive officers. The assumptions used in the valuation of option awards granted during 2017 are set forth in Note 8 below. The assumptions used in the valuation of these option awards granted during 2016 and 2015 are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers.
(3)	Mr. Ahuja began his current service as our principal financial officer in March 2017 after transitioning away from such capacity in November 2015, and consequently was not a named executive officer during 2016.
(4)	Consists of variable compensation based on the achievement during or by the end of the applicable year of specified metrics relating to (i) vehicle deliveries, (ii) operational and financial metrics relating to vehicle service performance and/or costs, and (iii) customer satisfaction scores.
(5)	This amount will be paid in cash, shares of our common stock or as a stock option award pursuant to an election to be made by Mr. McNeill.
(6)	Reflects a housing/rent allowance in the aggregate amount of $82,400 and $54,236 as gross-up payments for income taxes payable by Mr. McNeill on such allowance.

(7)	Reflects Mr. Wheeler’s new hire stock option grant. Mr. Wheeler resigned from his position as our Chief Financial Officer effective March 2017. This option award did not vest with respect to 133,490 of the 200,178 shares of our common stock initially underlying such award.
(8)	In determining the grant date fair values of these option awards, we utilize the Black-Scholes option pricing model on the date of grant with the following assumptions:

Risk-free interest rate:	2.1%
Expected term (in years):	6.1
Expected volatility:	42.0%
Dividend yield:	0.0%

Pro Forma Summary Compensation Table

For illustration purposes only, the following table presents information concerning the total compensation for Elon Musk in 2018 assuming that the CEO Performance Award is approved by our stockholders at the Special Meeting and that there is no other compensation for Mr. Musk other than his minimum wage salary required by applicable law.

Pursuant to ASC Topic 718, equity awards that are subject to the approval of stockholders are not deemed granted, solely for accounting purposes, until such approval is obtained. Therefore, the actual aggregate fair value of such awards cannot be computed for accounting purposes prior to the date of such approval. The following table reflects a calculation of the preliminary aggregate fair value estimate on the date that the CEO Performance Award was granted by our Board, pursuant to ASC Topic 718. Such value may not be representative of the value that will be reported in the 2018 Summary Compensation Table in our Annual Report on Form 10-K for the year ended December 31, 2018 if the CEO Performance Award is approved by our stockholders, which value may be greater or lesser than the value shown below.

Name and Principal Position	Year	Salary (‘000)($)	Bonus ($)	Option Awards Preliminary Aggregate Fair Value Estimate (‘000)($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total (‘000)($)
Elon Musk	2018	56	—	2,615,190	(2)(3)(4)	—	—	2,615,246
Chief Executive Officer and Chairman

(1)	Reflects the preliminary aggregate fair value estimate computed in accordance with ASC Topic 718, assuming that the date on which the award was granted by the Board is the grant date for purposes of such valuation. However, the actual aggregate fair value for purposes of ASC Topic 718 cannot be computed prior to the date on which the award is approved by our stockholders. The assumptions used in the preliminary valuation of these option awards are set forth in Note 5 below. The preliminary aggregate fair value estimate does not necessarily correspond to the actual value of the CEO Performance Award, if any, to Mr. Musk. As discussed in the section titled “Potential Value that Could be Realized under the CEO Performance Award,” it is not possible to provide the actual value that Mr. Musk would receive if any one or more of the tranches were to vest because that calculation depends in significant part on unknowable assumptions as to future dilution.
(2)

The CEO Performance Award is intended to compensate Mr. Musk over its 10-year term and will become vested as to all shares subject to it only if our market capitalization increases to $650.0 billion and 12 of 16 total Operational Milestones are achieved during such 10 year period. Each tranche of 1/12th of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases initially to $100.0 billion for the first tranche, and by an additional $50.0 billion for each tranche thereafter; and (ii) 1 of 16 specified Operational Milestones relating to total revenue or adjusted EBITDA (other than an Operating Milestone that previously counted towards the vesting of another tranche) is attained, subject to Mr. Musk’s continued service to us as either CEO or as both Executive Chairman and Chief Product Officer, with the CEO reporting to him, at each such vesting event. This award was designed to be entirely an incentive for future performance that would take many years, if at all, to be achieved. Further, each of the requirements underlying the performance milestones was selected to be very difficult to achieve. If any options have not vested by the end of the 10-year term of the option award, they will be forfeited and Mr. Musk will not realize the value of such options.
(3)	Pursuant to ASC Topic 718, we would recognize stock-based compensation expense in respect of the CEO Performance Award over the period that is the longer of: (i) the derived service period calculated by the Monte Carlo option pricing model, and (ii) the estimated performance milestone achievement period(s) of such milestone(s) to the extent that the administrator of the CEO Performance Award periodically determines one or more performance milestones to be probable of achievement (for accounting purposes pursuant to guidelines set forth in ASC Topic 718). As the probabilities and estimated achievement dates of performance milestones pursuant to ASC Topic 718 have not yet been determined, we cannot currently estimate the amount or schedule of stock-based compensation expense to be recognized in respect of the CEO Performance Award in the future. However, the maximum stock-based compensation expense in respect of the CEO Performance Award that Tesla would ever recognize, assuming the actual achievement of all performance milestones, would be the actual aggregate fair value of the CEO Performance Award to be computed on the date that the CEO Performance Awards is approved by our stockholders at the Special Meeting.
(4)	Reflects a reduction of the preliminary aggregate fair value of approximately $311.1 million due to the five-year post-exercise holding period in the CEO Performance Award.
(5)	In determining the preliminary aggregate fair value estimate of the CEO Performance Award, we utilize the Monte Carlo option pricing model on the date of grant by the Board with the following assumptions:

Risk-free interest rate:	2.64%
Expected term (in years):	10.0
Expected volatility:	45.35%
Dividend yield:	0.00%
Illiquidity discount:	10.63%

The “risk-free interest rate” that we use is based on the United States Treasury yield in effect at the time of grant by the Board for zero coupon United States Treasury notes with maturities equal to 10 year expected term.

For the “expected term,” it is assumed that exercise will occur at the full contractual term of 10 years from grant by the Board.

Our “expected volatility” is derived from our implied volatility on publicly traded options of our common stock and the historical volatility of our common stock. Our historical volatility and implied volatility are weighted equally to produce a single volatility factor.

We do not currently issue dividends; therefore, a 0.00% “dividend yield” has been used to simulate the ending value of our stock delivered to Mr. Musk.

The “illiquidity discount” was developed using the Finnerty Model and weighted for the assumed post-tax net shares issued upon exercise that will be subject to the additional five-year post-exercise holding period pursuant to the terms of the CEO Performance Award.

These assumptions may not be representative of the assumptions that would apply at the time the CEO Performance Award is approved by stockholders, and which would consequently be used in calculating the actual aggregate fair value for purposes of ASC Topic 718. An increase in the assumed values for the expected volatility and risk-free interest rate, and/or the trading price of our common stock (assuming all other assumptions remain constant) will generally result in a higher value than the preliminary aggregate fair value estimate of the CEO Performance Award reported in this table. A decrease in the assumed values for the expected volatility, expected term and risk-free interest rate, and/or the trading price of our common stock (assuming all other assumptions remain constant) will generally result in a lower value than the preliminary aggregate fair value estimate of the CEO Performance Award reported in this table.

New Plan Benefits

Name and Position	Dollar Value (‘000)($)(1)	Number of Units(2)
Elon Musk,	2,615,190	20,264,042
Chief Executive Officer and Chairman
Jeffrey B. Straubel,	—	—
Chief Technology Officer
Deepak Ahuja,	—	—
Chief Financial Officer
Jon McNeill,	—	—
President, Global Sales and Service
Doug Field,	—	—
Senior Vice President, Engineering
Jason Wheeler,	—	—
Former Chief Financial Officer
Executive Group	—	—
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

(1)	Please refer to Note 1 in the table in the section entitled “Executive Compensation — Pro Forma Summary Compensation Table” on page 34.
(2)	Please refer to Note 2 in the table in the section entitled “Executive Compensation — Pro Forma Summary Compensation Table” on page 34.

Grants of Plan-Based Awards in 2017

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2017 under any plan.

Name	Grant Date(1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units(#)	All Other Option Awards: Number of Securities Under-lying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Deepak Ahuja	3/13/2017	(2)	—	—	—	—	42,661	246.17	4,567,304
	3/13/2017	(2)	—	—	—	42,661	—	—	10,501,859
Doug Field	8/14/2017		—	—	—	24,331	—	—	8,851,618
Jon McNeill	8/14/2017		—	—	—	634	—	—	230,650
	2/13/2017		—	—	—	4,179	—	—	1,172,628
	—		(3)	(3)	(3)	—	—	—	—

(1)	The vesting schedule applicable to each outstanding award is set forth below in the section entitled “Outstanding Equity Awards at 2017 Fiscal Year-End Table.”
(2)	Reflects a new hire award to Mr. Ahuja upon his reappointment as Chief Financial Officer in March 2017 after transitioning away from such capacity in November 2015.
(3)

Reflects a completed variable compensation plan based on the achievement during or by the end of the applicable year of specified metrics relating to (i) vehicle deliveries, (ii) operational and financial metrics relating to vehicle service performance and/or costs, and (iii) customer satisfaction scores, pursuant to which Mr. McNeill earned $299,667. This amount will be paid in cash, shares of our common stock or as a stock option award pursuant to an election to be made by Mr. McNeill.

Outstanding Equity Awards at 2017 Fiscal Year-End Table

The following table presents information concerning unexercised stock options and unvested restricted stock unit awards for each named executive officer outstanding as of the end of fiscal 2017.

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Elon Musk	6/10/2013	(2)	350	—	—	100.05	6/10/2023	—	—
	4/8/2013	(2)	350	—	—	41.83	4/8/2023	—	—
	8/13/2012	(3)	4,219,920	—	1,054,981	31.17	8/13/2022	—	—
Jeffrey B. Straubel	4/11/2016	(4)	26,229	37,099	—	249.92	4/11/2026	—	—
	1/13/2014	(5)	165,000	—	55,000	139.34	1/13/2024	—	—
	7/8/2013	(2)	1,050	—	—	121.61	7/8/2023	—	—
	6/10/2013	(2)	700	—	—	100.05	6/10/2023	—	—
	5/13/2013	(2)	700	—	—	87.80	5/13/2023	—	—
	4/8/2013	(2)	350	—	—	41.83	4/8/2023	—	—
	3/11/2013	(2)	700	—	—	39.10	3/11/2023	—	—
	2/11/2013	(2)	350	—	—	38.42	2/11/2023	—	—
	6/11/2012	(2)	700	—	—	29.12	6/11/2022	—	—
	2/13/2012	(6)	42,507	—	—	31.49	2/13/2022	—	—
	1/9/2012	(2)	350	—	—	27.25	1/9/2022	—	—
	12/12/2011	(2)	350	—	—	30.41	12/12/2021	—	—
	3/14/2011	(2)	350	—	—	23.25	3/14/2021	—	—
	1/10/2011	(6)	45,791	—	—	28.45	1/10/2021	—	—
	9/13/2010	(7)	20,000	—	—	20.72	9/13/2020	—	—
Deepak Ahuja	3/13/2017	(8)	—	42,661	—	246.17	3/13/2027	—	—
	3/13/2017	(9)	—	—	—	—	—	42,661	13,282,503
	2/13/2012	(6)	5,035	—	—	31.49	2/13/2022	—	—
Jon McNeill	2/13/2017	(10)	—	—	—	—	—	3,395	1,057,034
	4/11/2016	(4)	10,599	14,840	—	249.20	4/11/2026	—	—
	4/11/2016	(11)	—	—	—	—	—	5,300	1,650,155
	9/14/2015	(12)	68,261	48,759	—	253.19	9/14/2025	—	—
Doug Field	8/14/2017	(13)	—	—	—	—	—	24,331	7,575,457
	4/11/2016	(11)	—	—	—	—	—	5,300	1,650,155
	10/12/2015	(14)	—	—	—	—	—	1,511	470,450
	5/11/2015	(15)	—	—	—	—	—	3,377	1,051,429
	11/10/2014	(5)	22,500	—	7,500	241.93	11/10/2024	—	—
Jason Wheeler(16)	—		—	—	—	—	—	—	—

(1)	The market value of unvested restricted stock units is calculated by multiplying the number of unvested restricted stock units held by the applicable named executive officer by the closing price of our common stock on December 29, 2017, which was $311.35.

(2)	Stock option awards granted as part of our company-wide patent incentive program. The total number of shares subject to the option was vested and exercisable on the applicable grant date of the option.
(3)	1/10 of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases by $4.0 billion above the initially measured market capitalization of $3.2 billion; and (ii) one of 10 specified performance milestones relating to the development of our Model X and Model 3 vehicles and our total production of vehicles is attained, subject to Mr. Musk’s continued service to us at each such vesting event. If any shares have not vested by the end of the 10-year term of the option, they will be forfeited and Mr. Musk will not realize the value of such shares. As of the date of this filing, 10 market capitalization milestones and nine performance milestones have been achieved. Mr. Musk has not exercised any of the vested options to date. See “Executive Compensation — Compensation Discussion and Analysis — Chief Executive Officer Compensation” above.
(4)	1/8 of the shares subject to the option became vested and exercisable on October 11, 2016 and 1/48 of the shares subject to the option shall become vested and exercisable every month thereafter.
(5)	1/4 of the shares subject to the option became vested and exercisable upon each of the following, as determined by our Board: (i) the completion of the first Model X production vehicle; (ii) aggregate vehicle production of 100,000 vehicles in a trailing 12-month period; and (iii) completion of the first Model 3 production vehicle. 1/4 of the shares subject to this option will become vested and exercisable upon the determination by the Board that annualized gross margin of greater than 30.0% in any three years is achieved, subject to the grantee’s continued service to us on such vesting date.
(6)	1/48 of the shares subject to the option vested or shall vest monthly starting on the one-month anniversary of the applicable grant date, subject to the grantee’s continued service to us on each such vesting date.
(7)

1/4 of the shares subject to the option became vested and exercisable upon the completion of the Model S engineering prototype, 1/4 of the shares subject to the option became vested and exercisable upon the completion of the Model S validation prototype, 1/4 of the shares subject to the option became vested and exercisable upon the first production of the Model S vehicle, and 1/4 of the shares subject to the option became vested and exercisable upon completion of production of the 10,000th Model S vehicle, in each case as determined by the Board.

(8)	1/4 of the shares subject to the option will become vested and exercisable on February 22, 2018 and 1/48th of the shares subject to the option shall become vested and exercisable each month thereafter.
(9)	1/4 of this award will vest on March 5, 2018 and 1/16 of this award will vest every three months thereafter.
(10)	1/8 of this award vested on September 5, 2017 and 1/16 of this award will vest every three months thereafter.
(11)	1/8 of this award vested on December 5, 2016 and 1/16 of the award will vest every three months thereafter.
(12)	1/8 of the shares subject to the option became vested and exercisable on August 26, 2016 and 1/48 of the shares subject to the option shall become vested and exercisable each month thereafter.
(13)	1/8 of this award will vest on March 5, 2018 and the remainder of the award will commence vesting in fourteen equal quarterly installments beginning June 5, 2018.
(14)	1/16 of this award vested on March 5, 2016 and the remainder of the award will vest at a rate of 1/16 of the total award on each three-month anniversary of such date, subject to the grantee’s continued service to us on each such vesting date.
(15)	3/16 of this award vested on March 5, 2016 and the remainder of the award will vest at a rate of 1/16 of the total award on each three-month anniversary of such date, subject to the grantee’s continued service to us on each such vesting date.
(16)	Mr. Wheeler resigned from his role as Chief Financial Officer, effective March 2017.

2017 Option Exercises and Stock Vested Table

The following table presents information concerning each exercise of stock options and vesting of stock awards during fiscal 2017 for each of our named executive officers.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Elon Musk	—		—	—		—
Jeffrey B. Straubel	131,072	(3)	38,345,015	—		—
Deepak Ahuja	—		—	—		—
Jon McNeill	—		—	3,538	(4)	1,156,406
Doug Field	—		—	15,905	(5)	5,012,583
Jason Wheeler	66,688		6,520,447	—		—

(1)	Reflects the difference between the market price of our common stock at the time of exercise on the exercise date and the exercise price of the option.
(2)	Reflects the product of the number of shares of stock vested multiplied by the market price of our common stock on the vesting date.
(3)	Includes exercises of long-held stock options to purchase 119,100 shares of Tesla common stock that were scheduled to expire in 2017.
(4)	Vesting of awards was not accompanied by simultaneous sales of the underlying shares, except for automatic sales of portions thereof by Tesla to satisfy Tesla’s withholding obligations related to the vesting of such awards.
(5)	Vesting of awards were not accompanied by simultaneous sales of the underlying shares, except any automatic sales of a portion thereof by Tesla to satisfy Tesla’s withholding obligations related to the vesting of such awards. Moreover, other than such automatic sales, the only sales of shares that Mr. Field transacted during 2017 were for an aggregate 4,000 shares at an aggregate sale price of approximately $1,166,421 pursuant to a pre-determined Rule 10b5-1 trading plan.

Potential Payments Upon Termination or Change in Control

We do not have an employment agreement for any specific term with any of our named executive officers. Moreover, we do not have any contract, agreement, plan or arrangement that would result in payments to a named executive officer at, following, or in connection with any termination of employment, including resignation, severance, retirement or a constructive termination of employment of a named executive officer, or a change in control of Tesla (other than the vesting of the CEO Performance Award based solely upon the achievement of Market Capitalization Milestones as measured at the time of a change in control of Tesla) or a change in the named executive officer’s responsibilities.

Compensation of Directors

2017 Director Compensation Table

The following table provides information concerning the compensation paid by us to each of our non-employee directors during fiscal 2017. Mr. Musk, who is our Chief Executive Officer, does not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation		Total ($)
Brad W. Buss	28,750	3,328,252	—		3,357,002
Robyn M. Denholm	45,000	4,876,810	—		4,921,810
Ira Ehrenpreis	37,500	—	—		37,500
Antonio J. Gracias	37,500	—	—		37,500
Stephen T. Jurvetson	27,500	—	—		27,500
James Murdoch	10,000	1,916,972			1,926,972
Kimbal Musk	20,000	—	1,721	(2)	21,721
Linda Johnson Rice	10,000	1,916,972	6,942	(2)	1,933,914

(1)	As of December 31, 2017, the aggregate number of shares of our common stock underlying option awards outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Options Outstanding
Brad W. Buss	158,748
Robyn M. Denholm	141,333
Ira Ehrenpreis	82,492
Antonio J. Gracias	218,666
Stephen T. Jurvetson	17,223
James Murdoch	16,668
Kimbal Musk	57,500
Linda Johnson Rice	16,668

(2)	Consists of reimbursements for out-of-pocket travel expenses incurred in connection with attendance at Board or Board committee meetings.

Standard Director Compensation Arrangements

Our current director compensation policy that is applicable to all of Tesla’s non-employee directors provides that each such non-employee director will receive the following compensation for Board and Board committee services, as applicable:

•	an annual cash retainer for general Board service of $20,000;

•	no cash awards for attendance of general Board meetings;

•

an annual cash retainer for serving as the chair of the Audit Committee of the Board (the “Audit Committee”) of $15,000, for serving as the chair of the Compensation Committee of $10,000 and for serving as the chair of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) of $7,500;

•

an annual cash retainer for serving on the Audit Committee of $7,500 per member, for serving on the Compensation Committee of $5,000 per member, and for serving on the Nominating and Corporate Governance Committee of $5,000 per member;

•

upon first joining the Board on or after July 13, 2017, an automatic initial grant of a stock option to purchase a number of shares of our common stock equal to 1,389 multiplied by the number of months (rounded up to a whole number) between the date on which such director joined the Board and the first June 18 following such date (the “Initial Triennial Award Grant Date”), vesting 100% on the Initial Triennial Award Grant Date (subject to continued service through such date);

•

(i) on June 18, 2015 or, with respect to a director who first joined the Board on or after July 13, 2017, on the Initial Triennial Award Grant Date for such director, and (ii) every three years thereafter, an automatic grant of a stock option to purchase 50,000 shares of our common stock;

•

for serving as the lead independent director, (i) on the later of June 12, 2012 or shortly following appointment as the lead independent director, and (ii) every three years thereafter, an automatic grant of a stock option to purchase 24,000 shares of our common stock;

•

for serving as a member of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, (i) on the later of June 12, 2012 or shortly following appointment as a member of such Committee, and (ii) every three years thereafter, an automatic grant of a stock option to purchase 12,000 shares, 9,000 shares, or 6,000 shares, respectively, of our common stock; and

•

in addition to any applicable grant in the immediately preceding bullet, for serving as the chair of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, (i) on the latter of June 12, 2012 or shortly following appointment as the chair of such Committee, and (ii) every three years thereafter, an automatic grant of a stock option to purchase 12,000 shares, 6,000 shares, or 3,000 shares, respectively, of our common stock.

Each automatic triennial stock option grant and each stock option grant for service as lead independent director, member of a Board committee or chair of a Board committee, in each case as described above, will vest 1/36 per month for three years starting on the one month anniversary of the vesting commencement date, subject to continued service in the capacity for which such grant was made (except that if a director who was granted such an option ceases to be a director on the day before an annual meeting that is held earlier than the anniversary date of the vesting commencement date for that calendar year, vesting will accelerate with respect to the shares that would have vested if such director continued service through such anniversary date).

If, following a change in control of Tesla, the service of a non-employee director is terminated, all stock options granted to the director pursuant to the compensation policy shall fully vest and become immediately exercisable.

Non-employee directors may also have their travel, lodging and related expenses associated with attending Board or Board committee meetings reimbursed by Tesla.

Compensation Committee Interlocks and Insider Participation

Brad Buss, Robyn Denholm, Ira Ehrenpreis and Antonio Gracias served as members of the Compensation Committee during fiscal 2017. No member of the Compensation Committee is or was formerly an officer or an employee of Tesla. Tesla does not believe there to have been any transaction or proposed transaction since the beginning of fiscal 2017 in which Tesla is a participant, the amount involved exceeds $120,000 and in which any member of the Compensation Committee has a direct or indirect material interest.

No interlocking relationships existed between any member of the Board or Compensation Committee and any member of the board of directors or compensation committee of any other company during the last fiscal year.

Equity Compensation Award Information

The following table summarizes the number of securities underlying outstanding options, stock awards, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Tesla’s equity compensation awards as of December 31, 2017.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)		Weighted-average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation awards approved by security holders	15,116,698		$96.72	8,469,615	(3)
Equity compensation awards not approved by security holders	453,504	(4)	$403.40	—

Total	15,570,202		$105.56	8,469,615

(1)	Consists of options to purchase shares of our common stock and restricted stock unit awards representing the right to acquire shares of our common stock.
(2)	The weighted average exercise price is calculated based solely on the outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding restricted stock unit awards, which have no exercise price.
(3)	Consists of 7,045,637 shares remaining available for issuance under the 2010 Plan, and 1,423,978 shares remaining available for issuance under the Tesla, Inc. 2010 Employee Stock Purchase Plan (the “ESPP”). The 2010 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the fiscal 2011, equal to the least of (i) 5,333,333 shares of our common stock, (ii) four percent (4%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, or (iii) such lesser amount as our Board may determine. Our ESPP provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the fiscal 2011, equal to the least of (i) 1,000,000 shares of our common stock, (ii) one percent (1%) of the outstanding shares of our common stock on the first day of the fiscal year, or (iii) such lesser amount as our Board or a designated committee acting as administrator of the plan may determine.
(4)	Consists of outstanding stock options and restricted stock unit awards that were assumed in connection with acquisitions. No additional awards may be granted under the plans pursuant to which such awards were initially granted.

FUTURE STOCKHOLDER PROPOSALS

Tesla will hold an annual meeting of stockholders in 2018 regardless of the outcome of the Special Meeting, or whether or not it has been held. You may submit proposals, including recommendations of director candidates, for consideration at such future meeting, as follows:

For inclusion in Tesla’s proxy materials — Stockholders were eligible to present proper proposals for inclusion in Tesla’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Tesla’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2018 annual meeting of stockholders, stockholder proposals must have been received by Tesla’s Corporate Secretary no later than December 21, 2017, and must otherwise have complied with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

To be brought at annual meeting — In addition, you can find in Tesla’s amended and restated bylaws an advance notice procedure for stockholders who wish to present certain matters, including nominations for the election of directors, at an annual meeting of stockholders.

In general, Tesla’s amended and restated bylaws provide that the Board will determine the business to be conducted at an annual meeting, including nominations for the election of directors, as specified in the Board’s notice of meeting or as properly brought at the meeting by the Board. However, a stockholder may also present at an annual meeting any business, including nominations for the election of directors, specified in a written notice properly delivered to Tesla’s Corporate Secretary within the Notice Period (as defined below), if the stockholder held shares at the time of the notice and the record date for the meeting. The notice must contain specified information about the proposed business or nominees and about the proponent stockholder. If a stockholder who has delivered such a notice does not appear to present his or her proposal at the meeting, Tesla will not be required to present the proposal for a vote.

The “Notice Period” is the period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which Tesla mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2018 annual meeting of stockholders will start on February 4, 2018 and end on March 6, 2018.

This is only a summary of the advance notice procedure. Complete details regarding all requirements that must be met are found in our amended and restated bylaws. You can obtain a copy of the relevant bylaw provisions by writing to Tesla’s Corporate Secretary at our principal executive offices at 3500 Deer Creek Road, Palo Alto, CA 94304 or by accessing Tesla’s filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not requested for inclusion in Tesla’s proxy materials, should be sent to Tesla’s Corporate Secretary at our principal executive offices.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Tesla has not instituted householding for stockholders of record. However, certain brokerage firms may have instituted householding for beneficial owners of shares of Tesla’s common stock held through brokerage firms. If your household has multiple accounts holding shares of Tesla’s common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your request. Tesla stockholders may decide at any time to revoke a decision to household, and thereby receive multiple copies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.tesla.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

OTHER MATTERS

Tesla knows of no other matters to be submitted at the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

It is important that your shares be represented at the Special Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS OF TESLA, INC.

Palo Alto, California

    , 2018

APPENDIX A

TESLA, INC.

PERFORMANCE STOCK OPTION AWARD AGREEMENT

Part I. NOTICE OF STOCK OPTION GRANT

Participant Name:	Elon Musk

Address:	1 Rocket Rd Hawthorne, CA 90250

The Participant has been granted a Non-Qualified Stock Option to purchase Common Stock of Tesla, Inc. (the “Company”) pursuant to the terms and conditions of this Performance Stock Option Award Agreement (the “Agreement”), as follows. Any capitalized term that is not defined in this Part I of the Agreement titled “Notice of Stock Option Grant” has the meaning assigned to such term in Part II of the Agreement titled “Terms and Conditions of Stock Option Grant,” attached hereto as Exhibit A (the “Terms and Conditions”).

Date of Grant	January 21, 2018

Exercise Price Per Share	$350.02

Total Number of Shares Granted	20,264,042

Total Exercise Price	$7,092,819,980.84

Type of Option	Non-Qualified Stock Option

Expiration Date	January 20, 2028

I.	Vesting Requirements

This Option is a performance-based stock option award and, subject to Participant continuing as (a) the Chief Executive Officer of the Company or (b) the Executive Chairman and Chief Product Officer of the Company (such roles satisfying either of clauses (a) or (b), the “Chief Company Executive”) through each vesting event, shall vest and be exercisable upon the satisfaction of both Market Capitalization Milestones and Operational Milestones as described in more detail below.

As detailed in Table 1 below, the Option is divided into twelve (12) vesting tranches (each a “Tranche”), with each Tranche representing a portion of the Option covering that number of Shares specified next to the applicable Tranche number in Table 1 below. Each Tranche shall vest upon (a) satisfaction of the Market Capitalization Milestone set forth next to the applicable Tranche in Table 1 below (each, a “Market Capitalization Milestone”) and (b) the achievement of one of the Operational Milestones specified in Table 2 below (each, an “Operational Milestone”), other than an Operational Milestone that counted towards the vesting of another Tranche, all subject to Participant continuing as the Chief Company Executive through the date the Administrator determines, approves and certifies that the requisite vesting conditions for the applicable Tranche have been satisfied (a “Certification”). Separate Certifications may occur on separate dates with respect to the achievement of each of a Market Capitalization Milestone and an Operational Milestone that are required for the vesting of any particular Tranche, provided that the vesting date of such Tranche will be the date on which the latter Certification necessary in order for the Tranche to vest is completed.

The Administrator shall, periodically and upon request of the Participant, assess whether the vesting requirements have been satisfied. The maximum term of the Option shall be ten (10) years so that absent earlier termination as provided herein, the Option shall expire automatically on the Expiration Date specified above (without regard to whether any or all of the Option vested or whether Participant exercised any vested part of the Option).

Table 1. Vesting Requirements for Performance-Based Option.

Tranche #	Number of Shares Subject to Option	Vesting Requirements [1]
		Market Capitalization Milestones [2]	Operational Milestones [2]
1	1,688,670	$100,000,000,000	Achievement of any 1 of the 16 milestones listed in Table 2
2	1,688,670	$150,000,000,000	Achievement of any 2 of the 16 milestones listed in Table 2
3	1,688,670	$200,000,000,000	Achievement of any 3 of the 16 milestones listed in Table 2
4	1,688,670	$250,000,000,000	Achievement of any 4 of the 16 milestones listed in Table 2
5	1,688,670	$300,000,000,000	Achievement of any 5 of the 16 milestones listed in Table 2
6	1,688,671	$350,000,000,000	Achievement of any 6 of the 16 milestones listed in Table 2
7	1,688,670	$400,000,000,000	Achievement of any 7 of the 16 milestones listed in Table 2
8	1,688,670	$450,000,000,000	Achievement of any 8 of the 16 milestones listed in Table 2
9	1,688,670	$500,000,000,000	Achievement of any 9 of the 16 milestones listed in Table 2
10	1,688,670	$550,000,000,000	Achievement of any 10 of the 16 milestones listed in Table 2
11	1,688,670	$600,000,000,000	Achievement of any 11 of the 16 milestones listed in Table 2
12	1,688,671	$650,000,000,000	Achievement of any 12 of the 16 milestones listed in Table 2

Total:	20,264,042

Table 2. Operational Milestones.

Operational Milestones [2]
Revenue-Based Operational Milestones	Adjusted EBITDA-Based Operational Milestones
$20,000,000,000	$1,500,000,000
$35,000,000,000	$3,000,000,000
$55,000,000,000	$4,500,000,000
$75,000,000,000	$6,000,000,000
$100,000,000,000	$8,000,000,000
$125,000,000,000	$10,000,000,000
$150,000,000,000	$12,000,000,000
$175,000,000,000	$14,000,000,000

[1]	Subject to other terms of this Agreement, in order for a particular Tranche to vest, both the Market Capitalization Milestone set forth next to such Tranche and the required number of Operational Milestones for such Tranche must be achieved. Achievement of the vesting requirements for each Tranche shall be determined, approved and certified by the Administrator, in its sole, good faith discretion. Subject to any applicable clawback provisions, policies or other terms herein, once a milestone is achieved, it is forever deemed achieved for determining the vesting of a Tranche. For purposes of clarity, more than one Tranche may vest simultaneously upon a Certification, provided that the requisite Market Capitalization Milestones and Operational Milestones for each Tranche have been met. For example, assume that none of the Tranches has vested, and upon a Certification, the Market Capitalization is determined to be $160,000,000,000 and at least 2 of the 16 Operational Milestones listed in Table 2 previously were determined to have been met. As of the date of such Certification, and subject to Participant remaining the Chief Company Executive through such date, both Tranches 1 and 2 will become vested.
[2]	The Market Capitalization and Operational Milestones are subject to adjustment pursuant to the terms of this Agreement relating to certain corporate transactions. See Section V.

II.	Determination of Market Capitalization

A.	Market Capitalization, Generally.

For purposes of this Option, “Market Capitalization” on a particular day (the “Determination Date”) refers to either the “Six-month Market Cap” or the “Thirty-day Market Cap,” determined in accordance with the following:

1.	A trading day refers to a day on which the primary stock exchange or national market system on which the Common Stock trades (e.g., the Nasdaq Global Select Market) is open for trading.

2.	The Company’s daily market capitalization for a particular trading day is equal to the product of (a) the total number of outstanding Shares as of the close of such trading day, as reported by the Company’s transfer agent, and (b) the closing price per Share as of the close of such trading day, as reported by The Nasdaq Stock Market (“Nasdaq”) (or other reliable source selected by the Administrator if Nasdaq is not reporting a closing price for that day) (such product, the “Daily Market Capitalization”).

3.	The “Six-month Market Cap” is equal to (a) the sum of the Daily Market Capitalization of the Company for each trading day during the six (6) calendar month period immediately prior to and including the Determination Date, divided by (b) the number of trading days during such period.

4.	The “Thirty-day Market Cap” is equal to (a) the sum of the Daily Market Capitalization of the Company for each trading day during the thirty (30) calendar day period immediately prior to and including the Determination Date, divided by (b) the number of trading days during such period.

In order for the Market Capitalization Milestone set forth in Table 1 for any particular Tranche above to be met, both the Six-month Market Cap and the Thirty-day Market Cap must equal or exceed the value of such applicable Market Capitalization Milestone on any Determination Date.

III.	Determination of Revenue and Adjusted EBITDA for Operational Milestones

A.	Revenue

For purposes of this Option, “Revenue” on a Determination Date shall mean the Company’s total revenues, as reported by the Company in its financial statements on Forms 10-Q and 10-K filed with the U.S. Securities and Exchange Commission (“SEC”), for the previous four (4) consecutive fiscal quarters of the Company.3

B.	Adjusted EBITDA

For purposes of this Option, “Adjusted EBITDA” on a Determination Date shall mean the Company’s net (loss) income attributable to common stockholders before interest expense, (benefit) provision for income taxes, depreciation and amortization, and stock based compensation, as reported by the Company in its financial statements on Forms 10-Q and 10-K filed with the SEC, for the previous four (4) consecutive fiscal quarters of the Company.4

IV.	Vesting Determination upon Change in Control of the Company

Notwithstanding Sections I, II and III above, in the event of a Change in Control, for purposes of determining whether any Tranches vest on or after the Change in Control, the Operational Milestones shall be disregarded and only the Market Capitalization Milestones shall be required to be met for the vesting of Tranches.

[3]	For the avoidance of doubt, for purposes of this Agreement, Revenue shall be such amount without application of any rounding used in reporting the amount in the Company’s Form 10-Q or 10-K, as applicable.
[4]	For the avoidance of doubt, for purposes of this Agreement, Adjusted EBITDA shall be such amount without application of any rounding used in reporting the amount in the Company’s Form 10-Q or 10-K, as applicable.

In the event of a Change of Control, the Six-month Market Cap and Thirty-day Market Cap shall be disregarded and the Market Capitalization shall equal the product of (a) the total number of outstanding Shares immediately prior to the effective time of such Change in Control, as reported by the Company’s transfer agent, and (b) the greater of the (i) most recent closing price per Share immediately prior to the effective time of such Change in Control, as reported by Nasdaq (or other reliable source selected by the Administrator if Nasdaq is not reporting a closing price for that day), or (ii) per Share price (plus the per Share value of any other consideration) received by the Company’s stockholders in the Change in Control.

To the extent that any Tranche has not vested as of immediately before the effective time of the Change in Control and otherwise does not vest as a result of the Change in Control, such unvested Tranche will be forfeited automatically as of the effective time of the Change in Control and never shall become vested.

V.	Milestone Adjustments in the Event of Certain Corporate Transactions

A.	Milestone Adjustments for Acquisitions

1.	Upon and effective as of the closing of an Acquisition with a Purchase Price greater than the Transaction Value Threshold, any and all Market Capitalization Milestones that are unachieved as of immediately before the closing of such Acquisition will be increased by the dollar amount equal to the Purchase Price of such Acquisition.

2.	Upon and effective as of the closing of an Acquisition in which the Revenue of Target is greater than the Revenue Threshold, any and all Revenue based Operational Milestones that are unachieved as of immediately before the closing of such Acquisition will be increased by the dollar amount equal to the Revenue of Target applicable to such Acquisition.

3.	Upon and effective as of the closing of an Acquisition in which the EBITDA of Target is greater than the EBITDA Threshold, any and all Adjusted EBITDA based Operational Milestones that are unachieved as of immediately before the closing of such Acquisition will be increased by the dollar amount equal to the EBITDA of Target applicable to such Acquisition.

B.	Milestone Adjustments for Spin-Offs

1.	Upon and effective as of the completion of a Spin-Off with a Spin-Off Value greater than the Transaction Value Threshold, any and all Market Capitalization Milestones that are unachieved as of immediately before the completion of such Spin-Off will be decreased by the dollar amount equal to the Spin-Off Value of such Spin-Off.

2.	Upon and effective as of the completion of a Spin-Off in which the Revenue of Spin-Off is greater than the Revenue Threshold, any and all Revenue based Operational Milestones that are unachieved as of immediately before the completion of such Spin-Off will be decreased by the dollar amount equal to the Revenue of Spin-Off applicable to such Spin-Off.

3.	Upon and effective as of the completion of a Spin-Off in which the EBITDA of Spin-Off is greater than the EBITDA Threshold, any and all Adjusted EBITDA based Operational Milestones that are unachieved as of immediately before the completion of such Spin-Off will be decreased by the dollar amount equal to the EBITDA of Spin-Off applicable to such Spin-Off.

VI.	Termination Period

If the Participant ceases to be the Chief Company Executive for any reason, the Administrator shall promptly assess whether any vesting requirements have been satisfied as of the Determination Date on or prior to the date the Participant ceases to be the Chief Company Executive, and provide Certification of the same, effective as of the date the Participant ceases to be the Chief Company Executive.

If Participant ceases to be the Chief Company Executive for any reason, any portion of this Option that has not vested by the date of Participant’s cessation as the Chief Company Executive will remain outstanding until the date of such final Certification specified in the immediately preceding paragraph (but in no event later than the Expiration Date) solely for purposes of such final Certification, and any such portion of the Option that fails to vest upon such final Certification will be forfeited automatically and never shall become vested. If, upon Participant’s cessation as the Chief Company Executive, Participant continues as an Employee of the Company, and so long as Participant continues as an Employee of the Company, any vested and unexercised portion of the Option may be exercised until the Expiration Date of the Option.

If Participant ceases to be an Employee for any reason, this Option may, to the extent vested as of the date of Participant’s cessation as an Employee, be exercised until the one (1) year anniversary of the date of cessation as an Employee, but in no event later than the Expiration Date of the Option.

Notwithstanding the forgoing, this Option may expire other than as provided in this Section VI as provided in Section 7 of the Terms and Conditions.

VII.	Holding Period

During Participant’s lifetime, except as permitted under a cashless exercise in accordance with Section 6(b) of the Terms and Conditions and to satisfy tax withholding obligations in accordance with Section 9.2 of the Terms and Conditions, Participant shall not sell, transfer or dispose of the Shares acquired upon exercise of the Option until after the five (5) year anniversary of the applicable date of exercise of such Shares; provided, however, the Participant may conduct transactions that involve merely a change in the form in which Participant owns such Shares (e.g., transfer Shares to an inter vivos trust for which Participant is the beneficiary during Participant’s lifetime), or as permitted by the Administrator consistent with the Company’s internal policies.

VIII.	Acceptance of Option

By Participant’s acceptance of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company, Participant agrees that this Option is granted under and governed by the terms and conditions of this Agreement, including the Terms and Conditions, attached hereto as Exhibit A, all of which are made a part of this document. Participant confirms that he has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

[Signature page follows]

In witness whereof, Tesla, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

TESLA, INC.

/s/ Deepak Ahuja
Name: Deepak Ahuja
Title: Chief Financial Officer

Agreed and accepted:

Participant:

/s/ Elon Musk
Elon Musk

EXHIBIT A

Part II. TERMS AND CONDITIONS OF STOCK OPTION GRANT

1. Definitions. As used herein, the following definitions shall apply to the following capitalized terms:

1.1. “Acquisition” means any merger of a corporation or other entity with or into the Company by the Company of a corporation or other entity, or purchase by the Company of all or substantially all assets of a corporation or other entity.

1.2. “Administrator” means the Board or any committee of Directors or other individuals (excluding Participant) satisfying Applicable Laws appointed by the Board; provided that while Participant is a Director, Participant shall recuse himself from any Board approvals relating to the administration of the Agreement or this Option.

1.3. “Agreement” means this Performance Stock Option Agreement between the Company and Participant evidencing the terms and conditions of this Option.

1.4. “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of shares of common stock, including but not limited to U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the laws of any non-U.S. country or jurisdiction applicable to the Option.

1.5. “Board” means the Board of Directors of the Company.

1.6. “Change in Control” means the occurrence of any of the following events:

(a) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 1.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

1.7. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

1.8. “Common Stock” means the common stock of the Company.

1.9. “Company” means Tesla, Inc., a Delaware corporation, or any successor thereto.

1.10. “Director” means a member of the Board.

1.11. “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

1.12. “EBITDA of Spin-Off” means, for each Spin-Off completed during the term of the Option, the cumulative adjusted EBITDA (net (loss) income attributable to common stockholders before interest expense, (benefit) provision for income taxes, depreciation and amortization, and stock based compensation) of the Spun-Off Entity for the four (4) consecutive fiscal quarters completed as of immediately prior to the completion of such Spin-Off, but only to the extent that such cumulative value is greater than zero ($0). If such Target does not have four (4) fiscal quarters of operating history, the calculation will be annualized based on available quarterly financial data, as determined in good faith by the Administrator.

1.13. “EBITDA of Target” means, for each Acquisition completed during the term of the Option, the cumulative adjusted EBITDA (net (loss) income attributable to common stockholders before interest expense, (benefit) provision for income taxes, depreciation and amortization, and stock based compensation) of the Target (or, to the extent applicable, any predecessor to Target) for the four (4) consecutive fiscal quarters completed as of immediately prior to the closing date of such Acquisition, but only to the extent that such cumulative value is greater than zero ($0). If such Target does not have four (4) fiscal quarters of operating history, the calculation will be annualized based on available quarterly financial data, as determined in good faith by the Administrator.

1.14. “EBITDA Threshold” means a dollar amount equal to one hundred million dollars ($100,000,000).

1.15. “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

1.16. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.17. “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination (or if the day of determination is not a day on which the exchange or system is not open for trading, then the last day prior thereto on which the exchange or system was open for trading), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if the day of determination is not a day on which the dealer is not open for trading, then the last day prior thereto on which the dealer was open for trading), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

1.18. “Non-Qualified Stock Option” means a stock option that by its terms does not qualify or is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

1.19. “Notice of Grant” means the written notice, in Part I of this Agreement titled “Notice of Stock Option Grant,” evidencing certain terms and conditions of this Option. The Notice of Grant constitutes a part of the Agreement.

1.20. “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

1.21. “Option” means this stock option to purchase Shares granted pursuant to this Agreement.

1.22. “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

1.23. “Participant” means the person named as the “Participant” in the Notice of Grant.

1.24. “Purchase Price” means, for each Acquisition, the purchase price as determined reasonably and in good faith by the Administrator, taking into account, without limitation, the value of consideration paid or issued, future payments to be paid, assets acquired or liabilities discharged or assumed by the Company in the Acquisition.

1.25. “Revenue of Spin-Off” means, for each Spin-Off completed during the term of the Option, the cumulative revenue of the Spun-Off Entity for the four (4) consecutive fiscal quarters prior to the completion of such Spin-Off. If such entity does not have four (4) fiscal quarters of operating history, the calculation will be annualized based on available quarterly financial data, as determined in good faith by the Administrator.

1.26. “Revenue of Target” means, for each Acquisition completed during the term of the Option, the cumulative revenue of the Target (or, to the extent applicable, any predecessor to Target) for the four (4) consecutive fiscal quarters as of immediately prior to the closing date of such Acquisition. If such Target does not have four (4) fiscal quarters of operating history, the calculation will be annualized based on available quarterly financial data, as determined in good faith by the Administrator.

1.27. “Revenue Threshold” means a dollar amount equal to five hundred million dollars ($500,000,000).

1.28. “Share” means a share of the Common Stock, as adjusted in accordance with Section 7 of this Agreement.

1.29. “Spin-Off” means any split-up, spin-off or divestiture transaction by the Company.

1.30. “Spin-Off Value” means, for each Spin-Off, the enterprise value of the split-up, spun-off or divested portion of the Company (the “Spun-Off Entity”), as determined reasonably and in good faith by the Administrator.

1.31. “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

1.32. “Target” means any corporation or other entity acquired by the Company or merged with or into the Company, or from which all or substantially all assets of such corporation or other entity are acquired by the Company, in an Acquisition.

1.33. “Tax Obligations” means any tax and/or social insurance liability obligations and requirements in connection with the Option, including, without limitation, (i) all federal, state, and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or other payment of tax-related items related to the Option and legally applicable to Participant, (ii) Participant’s and, to the extent required by the Company, the Company’s fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Option or sale of Shares, and (iii) any other Company taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Option (or exercise thereof or issuance of Shares thereunder).

1.34. “Transaction Value Threshold” means a dollar amount equal to one billion dollars ($1,000,000,000).

2. Grant of Option. The Company hereby grants to Participant named in the Notice of Grant the Option to purchase the number of Shares, as set forth in the Notice of Grant, at the Exercise Price Per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Agreement. Shares may be authorized, but unissued, or reacquired Common Stock.

3. Vesting Requirements. The Option awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Agreement, unless Participant will have been continuously the Chief Company Executive from the Date of Grant set forth in the Notice of Grant (“Date of Grant”) until the date such vesting occurs.

4. Exercise of Option.

4.1. Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Agreement.

4.2. Method of Exercise. This Option is exercisable by delivery of an exercise notice, in a form approved by the Administrator (the “Exercise Notice”), or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Agreement. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any Tax Obligations. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

5. Term of Option. Subject to Section 7, this Option may be exercised only within the term specified in the Notice of Grant, and may be exercised during such term only in accordance with the terms and conditions of this Agreement. In the event that the Company’s stockholders (a) do not approve the Option within twelve (12) months following the Date of Grant, or (b) vote upon the Option at any meeting of the Company’s stockholders and do not approve the Option by the requisite vote, in each case in accordance with the applicable rules of the Nasdaq Stock Market LLC (or other primary stock exchange or national market system on which the Common Stock trades), the Option automatically will be forfeited as of such date and Participant shall have no further rights to the Option or any Shares underlying the Option. In no event may the Option or any portion thereof be exercised before the Company’s stockholders approve the Option, notwithstanding any vesting of all or a portion of the Option prior to such stockholder approval.

6. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant.

(a) cash; or

(b) consideration received by the Company under a cashless exercise program, whether through a broker or otherwise, implemented by the Company in connection with the Option.

7. Adjustments; Dissolution of Liquidation; Merger or Change in Control.

7.1. Adjustments.

7.1.1. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Agreement (and in a manner that will not provide Participant with any greater benefit or potential benefits than intended to be made available under the Agreement, other than as may be necessary solely to reflect changes resulting from any such aforementioned event), will adjust the number, class, and exercise price of shares covered by the Option.

7.1.2. It is intended that, if possible, any adjustments contemplated by this Section 7.1 be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 409A of the Code) and accounting (so as not to trigger any charge to earnings with respect to such adjustment) requirements.

7.2. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

7.3. Merger or Change in Control. In the event of a merger or Change in Control, the Option will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation, provided that the Administrator may not accelerate the vesting of any portion of the Option, and any portion of the Option that is unvested as of the effective time of a Change in Control will terminate automatically upon such effective time. Notwithstanding anything to the contrary herein, upon a Change in Control, any vested and unexercised portion of the Option will be exercisable until the Expiration Date of the Option. For the purposes of this Section 7.3, the Option will be considered assumed if, following the Change in Control, the Option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control. Notwithstanding anything in this Section 7.3 to the contrary, the Option will not be considered assumed if the Company or its successor modifies any performance goals under this Agreement without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure or in accordance with Section 7.1 will not be deemed to invalidate an otherwise valid Option assumption.

8. Leave of Absence. Unless the Administrator provides otherwise, vesting of the Option will be suspended during any unpaid leave of absence.

9. Tax Matters.

9.1. Tax Obligations. Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for any Tax Obligations is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company (A) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (B) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

9.2. Tax Withholdings. Pursuant to such procedures as the Administrator may specify from time to time, the Company shall withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by Applicable Laws, by (i) paying cash, or (ii) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences).

9.3. Code Section 409A. Under Code Section 409A, a stock right (such as the Option) granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation” and subject the holder of the Discount Option to adverse tax consequences. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the fair market value of a Share on its date of grant, Participant will be solely responsible for Participant’s costs related to such a determination. In no event will the Company or any Parent or Subsidiary of the Company have any liability or obligation to reimburse, indemnify, or hold harmless Participant for any taxes, interest, or penalties that may be imposed, or other costs incurred, as a result of Section 409A or any state law equivalent.

9.4. Tax Consequences. Participant has reviewed with Participant’s own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own Tax Obligations and any other tax-related liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

10. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

11. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING PROVISIONS HEREOF IS EARNED ONLY BY (AMONG OTHER THINGS) CONTINUING AS THE CHIEF COMPANY EXECUTIVE AT THE WILL OF THE COMPANY AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING PROVISIONS SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS THE CHIEF COMPANY EXECUTIVE FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS THE CHIEF COMPANY EXECUTIVE OR AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY OF THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

12. Forfeiture Events. The Administrator shall require, in all appropriate circumstances, forfeiture or repayment with respect to this Option, where: (a) the vesting of the Option, or any portion of the Option, was predicated upon achieving certain financial results that subsequently were the subject of a financial restatement of the Company’s financial statements previously filed with the SEC (such restated financial results, the “Restated Financial Results”); and (b) a lesser portion of the Option would have vested based upon the restated financial results. In each such instance, (i) Participant shall forfeit the vested portion of the Option that would not have vested based on the Restated Financial Results (the “Forfeited Portion”); provided that (ii) to the extent that Participant has exercised any Shares subject to the Forfeited Portion (the “Purchased Shares”), the Purchased Shares shall be forfeited to the Company; and provided further, that (iii) to the extent Participant transferred or disposed of in any manner any Purchased Shares, Participant shall pay to the Company the gross amount of the proceeds resulting from the transfer or other disposition of such Purchased Shares, in a single cash lump sum no later than thirty (30) days following written notice by the Company. For purposes of the immediately preceding sentence, any forfeiture or repayment required under this Section 12 shall be net of any payments made to Company to exercise this Option, as applicable, and shall be satisfied (A) first via forfeiture of any vested and outstanding portion of the Option in accordance with clause (i) of this Section, (B) next via the forfeiture, of any Shares exercised under the Option Participant holds, in accordance with clause (ii) of this Section, as applicable, and (C) lastly by requiring repayment pursuant to clause (iii) of this Section, as applicable. Notwithstanding any provisions to the contrary under this Agreement, the Option shall be subject to any clawback policy of the Company currently in effect or that may be established and/or amended from time to time that applies to this Option (the “Clawback Policy”), provided that the Clawback Policy does not discriminate solely against Participant except as required by Applicable Laws, and provided further that if there is a conflict between the terms of this Option and the Clawback Policy, the more stringent terms, as determined by the Administrator in good faith, shall apply. The Administrator may require Participant to forfeit, return or reimburse the Company all or a portion of the Option and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

13. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its General Counsel at Tesla, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, or at such other address as the Company may hereafter designate in writing.

14. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

15. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and Participant’s heirs, legatees, legal representatives, executors, administrators, successors and assigns. The rights and obligations of Participant under this Agreement may be assigned only with the prior written consent of the Company.

16. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the SEC or any other governmental regulatory body or the clearance, consent or approval of the SEC or any other governmental regulatory authority (together, the “Issuance Requirements”) is necessary or desirable as a condition to the purchase by, or issuance of Shares to, Participant (or Participant’s estate) hereunder, such purchase or issuance will not occur unless and until such Issuance Requirements will have been completed, effected or obtained free of any conditions not acceptable to the Company. Shares will not be issued pursuant to the exercise of the Option unless the exercise of the Option and the issuance and delivery of such Shares will comply with Applicable Laws and, to the extent the Company determines to be appropriate, will be further subject to the approval of counsel for the Company with respect to such compliance. Subject to the terms of the Agreement, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience. The Company will make all reasonable efforts to meet the Issuance Requirements. Assuming such satisfaction of the Issuance Requirements, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares. The inability of the Company to meet the Issuance Requirements deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such Issuance Requirements will not have been met. As a condition to the exercise of the Option, the Company may require the person exercising the Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

17. Administrator Authority. The Administrator will have the power and authority to construe and interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested and whether any Change in Control or any Acquisition has occurred). No acceleration of vesting of any portion of this Option will be permitted on a discretionary basis without the approval of the Company’s stockholders. All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

18. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under this Agreement or future options that may be awarded by the Company by electronic means or request Participant’s consent to participate in any equity-based compensation plan or program maintained by the Company by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in such plan or program through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or otherwise to avoid imposition of any additional tax or income recognition under Code Section 409A in connection with this Option.

22. No Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

23. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding this Agreement, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with Participant’s own tax, legal and financial advisors regarding this Agreement before taking any action related to this Agreement.

24. Governing Law and Venue. This Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Option is made and/or to be performed.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Admission Ticket MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on . Vote by Internet Go to www.envisionreports.com/TSLA Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message IMPORTANT SPECIAL MEETING INFORMATION 000004 ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 MMMMMMMMM ADD 5 ADD 6 Special Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposal The Board recommends a vote FOR the Proposal. For Against Abstain 1. To approve the grant of a performance-based stock option award to Elon Musk. B Non-Voting Items Change of Address Please print your new address below. Comments Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Special Meeting. C Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1UP X 3625241 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 02QUFA

Special Meeting Admission Ticket Special Meeting of Tesla, Inc. Stockholders at Tesla Training Center 45201 Fremont Blvd, Fremont, CA 94538 Upon arrival, please present this admission ticket and photo identification at the registration desk. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy Tesla, Inc. Notice of Special Meeting of Stockholders Tesla Training Center - 45201 Fremont Blvd, Fremont, CA 94538 This Proxy is Solicited on Behalf of the Board of Directors for Special Meeting at Deepak Ahuja and Todd Maron, or either of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposal set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Tesla, Inc. the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at on , or any postponement, adjournment or continuation thereof, and instructs said proxies to vote as specified on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the Proposal. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting. (Items to be voted appear on reverse side.)